Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

September 25, 2026

by and among

REDL Intermediate Holdings, LLC,

REDL ULTIMATE HOLDINGS, LP,
solely for the purposes of Section 6.9(e),

Bold Eagle Acquisition Corp.,

and

BEAC Merger Sub, LLC

i

TABLE OF CONTENTS CONTINUED

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EXHIBITS

Exhibit A	Form of Company Member Written Consent
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of A&R Registration Rights Agreement
Exhibit F	Form of Surviving Company LLC Agreement
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of Nomination Agreement
Exhibit I	Form of Option Holder’s Declaration

SCHEDULES

Company Schedules

Parent Schedules

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of September 25, 2026 (this “Agreement”), is entered into by and among REDL Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Bold Eagle Acquisition Corp., a Cayman Islands exempted company (which shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation at the Domestication Effective Time) (prior to the Domestication Effective Time, “Parent”, and at and after the Domestication Effective Time, “PubCo”), BEAC Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and, solely for the purposes of Section 6.9(e), REDL Ultimate Holdings, LP, a Delaware limited partnership (“Ultimate Holdings”).

W I T N E S S E T H:

A.  Ultimate Holdings is the direct parent of the Company, and the Company and its Subsidiaries (the Company and its Subsidiaries, collectively, the “Company Group”) are in the business of providing design, development, research, implementation, engineering, exploitation, maintenance and support services for cyber intelligence platforms and software services, tools, solutions, and products, as well as other related government services, in each case, to government, intelligence, and defense customers (the “Business”);

B.  Parent is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned Subsidiary of Parent formed for the sole purpose of effecting the Merger;

C.  Prior to the Domestication, to the extent any Parent Units remain outstanding and unseparated, the Parent Class A Shares and Parent Public Rights comprising each such issued and outstanding Parent Unit shall be automatically separated (the “Unit Separation”) and the holder of each Parent Unit shall be deemed to hold one (1) Parent Class A Share and one (1) Parent Public Right, and immediately following the Unit Separation, all Parent Units shall automatically be cancelled and shall cease to exist, and the holders of Parent Units immediately prior to the Unit Separation shall cease to have any rights with respect to such Parent Units except as provided herein;

D.  Prior to the Domestication, pursuant to the Parent Articles and Sponsor Support Agreement, each issued and outstanding Parent Class B Share shall convert, on a one-for-one basis, into one (1) Parent Class A Share (the “Parent Class B Share Conversion”);

E.  Merger Sub shall elect on Internal Revenue Service Form 8832 (or any successor form) to be treated as a corporation for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3, effective as of a date no later than the Closing Date (the “Merger Sub CTB”);

F.  At the Domestication Effective Time and subject to the conditions of this Agreement, Parent shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act” and such de-registration, continuation and domestication, the “Domestication”);

G. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware in a form mutually agreed between Parent and the Company (the “PubCo COI”) and adopt bylaws substantially in a form mutually agreed between Parent and the Company (the “PubCo Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

H.  Promptly following the execution of this Agreement, the Company will cause a ruling submission to be made to the Israeli Tax Authority (the “ITA”) in accordance with Section 3.6 of this Agreement;

I.  Immediately prior to the Merger Effective Time, and as a condition to the consummation of the Merger, (i) Ultimate Holdings will effectuate a redemption of Ultimate Holdings Class B Units, pursuant to which holders of Ultimate Holdings Class B Units (“Redemption Holders”) will have such Ultimate Holdings Class B Units redeemed for an equivalent number of Company Class B Units, and (ii) immediately following such redemption, the Company will effectuate a recapitalization, pursuant to which the Company Class V Units, Company Class P Units, Company Class A Units, vested Company Class B Units, and Company Class S Units will be recapitalized into Company Class A-1 Units, and any unvested Company Class B Units will be recapitalized into Company Class A-2 Units, the result of which will be that the capitalization of the Company will comprise solely of Company Class A-1 Units, Company Class A-2 Units and Company Options (clauses (i) and (ii), together, the “Company Recapitalization”);

J.  At the Merger Effective Time, Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will be the surviving company and a wholly-owned Subsidiary of PubCo;

K.  Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor, and each of Parent’s officers and directors are entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which (i) the Sponsor and each of Parent’s officers and directors have agreed (a) not to transfer or redeem any Parent Class B Shares held by such Parent Shareholder, (b) to vote in favor of this Agreement and the Domestication, the Merger and the other Transactions at the Parent Shareholder Meeting, (c) to irrevocably waive any anti-dilution rights with respect to the Parent Class B Shares, and affirmatively elect to convert each Parent Class B Share into one Parent Class A Share as of immediately prior to the Domestication and (d) not redeem any public shares of Parent held by them, and (ii) the Sponsor has agreed to subject, immediately prior to the Merger Effective Time, 2,035,000 shares of PubCo Common Stock held by it after the Domestication to certain vesting and forfeiture conditions set forth in Section 3.3 on the terms and conditions set forth in the Sponsor Support Agreement (such shares, the “Sponsor Earn-Out Shares,” and such addition of vesting and forfeiture conditions, the “Sponsor Earn-Out Arrangement”);

L.  Each of the parties hereto intends that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Parent Class B Share Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (iii) the Company Recapitalization qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, (iv) the Sponsor Earn-Out Arrangement qualifies as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, with each Sponsor Earn-Out Share being treated as issued and outstanding stock that is owned by the holder of the Sponsor Earn-Out Share for so long as such Sponsor Earn-Out Share remains subject to the vesting and forfeiture conditions specified in Section 3.3(a), (v) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, with respect to which each of PubCo, Merger Sub, and the Company is a party under Section 368(b) of the Code (clauses (i)-(v), collectively, the “Intended Tax Treatment”), and (vi) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

M.  Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Parent has entered into subscription agreements, including the Sponsor Subscription Agreement, the AE Subscription Agreement and such other subscription agreements substantially the form attached hereto as Exhibit C (collectively, the “Subscription Agreements”), with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, immediately prior to the Closing, securities of PubCo at a purchase price set forth therein, for an aggregate investment amount of (i) up to $275,000,000 of convertible notes and (ii) $60,000,000 of PubCo Common Stock (the “PIPE Investment”);

N.  In connection with the Transactions, concurrently with the Closing, Ultimate Holdings will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

O.  In connection with the Transactions, concurrently with the Closing, Parent, Sponsor and other parties thereto will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “A&R Registration Rights Agreement”);

P.  In connection with the Transactions, Parent intends to enter into employment agreements with the Company executive employees listed in Company Schedule 1.1(a) (collectively, the “Executive Employment Agreements”), in each case to be effective as of Closing;

Q.  The board of supervisors of Ultimate Holdings has, in accordance with the Delaware Revised Uniform Limited Partnership Act, unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which it is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Ultimate Holdings and the equityholders of Ultimate Holdings;

R.  The board of managers of the Company has, in accordance with the DLLCA, unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Company Recapitalization, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Securityholders, and (iii) resolved to recommend that the Company’s sole member approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party;

S.  The board of directors of Parent has, in accordance with the Cayman Companies Act, unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Parent is or will be party, the Domestication, the PubCo COI and the other Transactions (including adoption of the PubCo Equity Incentive Plan and the PubCo Employee Stock Purchase Plan), in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders, and (iii) resolved to recommend that the Parent Shareholders approve, among other things, the Domestication, and the Transactions and adopt this Agreement (the “Parent Board Recommendation”);

T.  The board of directors of Merger Sub has, in accordance with the DLLCA, unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and its sole member, and (iii) resolved to recommend that the sole member of Merger Sub approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Merger Sub is or will be a party; and

U.  Parent, as the sole member of Merger Sub, has (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions. For purposes of this Agreement:

“102 Trustee” means the trustee appointed by the Company and approved by the ITA in accordance with the provisions of Section 102 to hold Company Options (and any Company Units or other securities issued upon exercise or in respect thereof) granted under the capital gains route of Section 102.

“Action” means any action, litigation, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“AE Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and between Parent and certain Affiliates of AE Industrial Partners, LP, pursuant to which such Affiliates have committed to purchase at the Closing, subject to the terms and conditions therein, $40,000,000 of PubCo Common Stock.

“Additional Agreements” means the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Lock-Up Agreement, the Nomination Agreement, the Executive Employment Agreements, the AE Subscription Agreement, the Sponsor Subscription Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, and any and all exhibits and schedules hereto or thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, a trust for the benefit of such Person or of which such Person is a trustee.

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options if all such Company Options were exercised in full on a cash basis immediately prior to the Merger Effective Time (without giving effect to any net exercise or similar concept).

“Aggregate Fully Diluted Company Units” means the sum, without duplication, of (a) the aggregate number of Company Units that are issued and outstanding immediately prior to the Merger Effective Time plus (b) the aggregate number of Company Units that are issuable upon, or subject to, the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the number of shares of PubCo Common Stock equal to the quotient obtained by dividing (a) the Equity Value by (b) $10.00.

“Aggregate Parent Closing Cash” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses); plus (b) the Aggregate Parent Common Closing Cash; plus (c) the Aggregate Parent Convert Closing Cash; plus (c) all additional cash raised by Parent or the Company on the Closing Date or during the Interim Period; provided that such additional cash (i) is on substantially the same terms as the PIPE Investment and (ii) shall not include cash contributed or raised (x) by Ultimate Holdings, the Company or their respective Affiliates (other than cash raised pursuant to the AE Subscription Agreement), (y) in connection with any debt financing (other than, for the avoidance of doubt, any convertible notes raised in connection with the PIPE Investment), or (z) in connection with the refinancing of any existing credit facility of the Company Group.

“Aggregate Parent Common Closing Cash” means an amount equal to the sum of (a) the aggregate cash proceeds actually received (or deemed received, including upon receipt of reasonable documentation evidencing the initiation by the applicable PIPE Investor of a cash wire transfer to the account specified in the Closing Notice (as defined in the Subscription Agreement)) by Parent or the Company on the Closing Date, or during the Interim Period, in respect of the issuance and sale of shares of PubCo Common Stock or Equity Interests that will convert into shares of PubCo Common Stock at the Closing funded following the date of this Agreement up to concurrently with Closing; plus (b) the aggregate cash proceeds actually received by Parent on the Closing Date pursuant to the AE Subscription Agreement; plus (c) the aggregate cash proceeds actually received by Parent on the Closing Date pursuant to the Sponsor Subscription Agreement; plus (d) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses).

“Aggregate Parent Common Committed Cash” means an amount equal to the sum of (a) the aggregate committed cash proceeds represented by signed Subscription Agreements, the AE Subscription Agreement, the Sponsor Subscription Agreement, and any other subscription or other agreement, in each case in respect of the issuance and sale of shares of PubCo Common Stock or Equity Interests that will convert into shares of PubCo Common Stock at the Closing; plus (b) the aggregate cash proceeds committed to be retained in the Trust Account represented by signed non-redemption agreements or similar agreements.

“Aggregate Parent Convert Closing Cash” means an amount equal to the aggregate cash proceeds actually received (or deemed received, including upon receipt of reasonable documentation evidencing the initiation by the applicable PIPE Investor of a cash wire transfer to the account specified in the Closing Notice (as defined in the Subscription Agreement)) by Parent on the Closing Date, or during the Interim Period, in respect of the portion of the PIPE Investment in and for convertible notes of the PubCo.

“Anti-Corruption Laws” means all applicable Laws, rules, and regulations of any jurisdiction applicable to the Company Group primarily concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means all applicable Laws, rules, and regulations of any jurisdiction applicable to the Company Group or its Business primarily concerning or relating to anti-money laundering or counter-terrorist financing and corporate transparency, including, without limitation, the U.S. Money Laundering Control Act of 1986 and the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970 (commonly known as the Bank Secrecy Act) as amended by the USA PATRIOT Act of 2001.

“Agreement” has the meaning set forth in the preamble.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Base Equity Value” means an amount equal to the difference between (a) $1,250,000,000 minus (b) Closing Indebtedness.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business.

“Closing Indebtedness” means the aggregate Indebtedness of the Company Group as of immediately prior to the Merger Effective Time.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Class A Unit” means a Class A Unit of the Company.

“Company Class A-1 Unit” means a Company Class A Unit that is vested as of immediately prior to the Merger Effective Time.

“Company Class A-2 Unit” means a Company Class A Unit that is unvested as of immediately prior to the Merger Effective Time.

“Company Class B Unit” means a Class B Unit of the Company.

“Company Class P Unit” means a Class P Unit of the Company.

“Company Class S Unit” means a Class S Unit of the Company.

“Company Class V Unit” means a Class V Unit of the Company.

“Company Equity Incentive Plan” means, collectively the 2025 Interest Option Plan of the Company and the Israeli Appendix to the 2025 Interest Option Plan of the Company, in each case, as amended from time to time.

“Company Financial Statements” means the REDL Financial Statements, Company PCAOB Audited Financial Statements, and Company Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Organization) (other than the last sentence thereof), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5 (Capitalization), 4.7(b) (Subsidiaries), the first sentence of 4.7(c) (Subsidiaries), Section 4.7(d) (Subsidiaries) and Section 4.23 (Finders’ Fees).

“Company IT Assets” means any and all IT Assets owned, leased or outsourced or used (or held for use) by any member of the Company Group.

“Company Members” means the members of the Company.

“Company Option” means each option to purchase Company Units granted, and that remains outstanding as of immediately prior to Closing, under the Company Equity Incentive Plan, including any Promised Company Options, Section 102 Options and any Earnout Options.

“Company Schedules” means the disclosure schedules of the Company delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Units and the Company Options.

“Company Securityholder” means, as at any particular reference time, each Person who holds Company Securities.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company in accordance herewith to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar compensatory payments, benefits or amounts owing, due or payable by or on behalf of the Company solely as a result of the consummation of the Transactions and the employer portion of any applicable federal, state, local or non-U.S. payroll, employment or similar Taxes owing, due, payable, or arising as a result of the foregoing amounts, and all severance payments, retirement payments or success fees payable by or on behalf of the Company solely in connection with the consummation of the Transactions and the employer portion of any applicable federal, state, local or non-U.S. payroll, employment or similar Taxes owing, due, payable, or arising as a result of the foregoing amounts. For the avoidance of doubt, the Paragon Earnout Consideration shall not be deemed to be a Company Transaction Expense.

“Company Units” means (a) as of the date of this Agreement, Company Class A Units, Company Class B Units, Company Class P Units, Company Class S Units and Company Class V Units, and (b) as of immediately following the Company Recapitalization, the Company Class A-1 Units and Company Class A-2 Units.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 28, 2026, between Parent and Ultimate Holdings.

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Units.

“Contracts” means all legally binding contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (a) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (b) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Copyleft Terms” means any terms of a license of Open Source Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, due to the use, modification, reproduction, or distribution of any Software licensed thereunder by or on behalf of any member of the Company Group in connection with any Owned Software that is used by, incorporated into or includes, relied on, linked to or with, derived from, or distributed with, such Software, any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code regarding such Owned Software for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Owned Software; or (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under, or the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of, any Intellectual Property Rights through any means with respect to such Owned Software.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all legally binding regulations or guidance issued thereunder, which may include to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, Section 5 of the Federal Trade Commission Act, and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, the Israeli Privacy Protection Law, 5741-1981 and the regulations promulgated thereunder (including the Protection of Privacy (Data Security) Regulations, 5777-2017), and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“DLLCA” means the Delaware Limited Liability Company Act.

“Earn-Out Period” means the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date.

“Environmental Laws” means all Laws, including any Law of the Israeli Ministry of Environmental Protection or of any Israeli Authority, that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, (a) any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that (i) are convertible into, (ii) are exercisable or exchangeable for, (iii) give any person any right or entitlement to acquire or (iv) provides any economic benefit based on, any capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar right, in each case, whether vested or unvested, or (c) any simple agreement for future equity of such Person.

“Equity Value” means an amount equal to the sum of (a) the Base Equity Value plus (b) the Aggregate Company Option Exercise Price.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means, with respect to any party hereto, an actual and intentional Delaware common law fraud in the making of any representation or warranty expressly set forth in ARTICLE IV (in the case of the Company) or any representation or warranty expressly set forth in ARTICLE V (in the case of Parent or Merger Sub). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional Delaware common law fraud and does not include, and no claim for Fraud may be made by any Person in relation to this Agreement or the Transactions based on, (a) constructive fraud or other claims based on constructive knowledge or (b) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that is other than actual and intentional Delaware common law fraud. No claim for Fraud may be made against any Person other than an express party to this Agreement.

“Government Contract” means any Contract, work authorization, lease, commitment or sale or purchase order of any member of the Company Group with any Authority, including all Contracts and work authorizations to supply goods and services to any Authority.

“Hazardous Material” means any material, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant under any Environmental Law, or the release of which is regulated, restricted, controlled or remediated under any Environmental Law, or the exposure to which is regulated under Environmental Law because it poses a hazard to the health and safety of persons or the environment, including any toxic, hazardous, reactive, corrosive, ignitable or flammable chemical, chemical compound, substance, material or waste and whether solid, liquid or gas.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements, but solely to the extent any such letter of credit is drawn or called), including with respect thereto, all interest accrued thereon, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice); provided that, notwithstanding anything set forth herein to the contrary, with respect to the Paragon Earnout Consideration, only the unpaid portion of the Paragon Cash Earn-Out Amount shall constitute Indebtedness, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (excluding leases classified as operating leases in the Company Financial Statements), (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations and (i) any unfunded or underfunded liabilities pursuant to any defined benefit pension or nonqualified deferred compensation plan or arrangement. For informational purposes, with respect to the Company, Indebtedness shall include (i) any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements) and (ii) the unpaid portion of the Paragon Cash Earn-Out Amount and any accrued but unpaid interest thereon. For the avoidance of doubt, Indebtedness shall not include (A) any Transaction Expenses or (B) any obligations between a Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Independent Director” means, with respect to any corporation, company or limited liability company, a member of the Board of Directors, Board of Managers or Board of Supervisors, as applicable, of such entity that qualifies as an independent director under the Securities Act and Stock Exchange rules.

“Intellectual Property Rights” means all intellectual property rights, in any jurisdiction throughout the world, in or to the following: (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, processes, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, Software (including source code), data, databases, and complications of data (including threat and vulnerability data, technical data and information), specifications, architecture, patterns, compilations, prototypes, confidential business information and other proprietary information (collectively, “Trade Secrets”); (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, and any other works of authorship, (f) u.r.l.s., internet domain names and IP addresses; and (g) all other intellectual property or other proprietary rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; and (i) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated October 23, 2024.

“Israeli Sub Paying Agent” means IBI Trust Management.

“Israeli Subsidiary” means Paragon Solutions LTD, an Israeli company.

“Israeli Taxpayer” means any holder of Company Securities, Company Options, or other Equity Interests who is, or at the relevant time was, subject to Tax in Israel in respect thereof, including any current or former employee, director, officer, consultant or other service provider of the Israeli Subsidiary.

“IT Assets” means any and all computers, Software, hardware, servers, systems, circuits, workstations, routers, hubs, switches, networks, data communications lines, automated processes, interfaces, websites (including the content thereon), platforms, automated networks and control systems, and all other computer, telecommunications, information technology or operational technology equipment, including outsourced or cloud computing arrangements, and all associated documentation, whether owned, leased or outsourced.

“Knowledge of Parent” or similar terms (whether or not capitalized) means the actual knowledge (without any duty of inquiry) of Eli Baker and Ryan O’Connor.

“Knowledge of the Company” or similar terms (whether or not capitalized) means the actual knowledge (without any duty of inquiry) of Andrew Boyd and David Mathews.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, treaty, rule, regulation, directive, policy, requirement or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset or any conditional sale or voting agreement or proxy.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or operations of the Company Group, taken as a whole, or (b) prevents, materially delays or materially impedes the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (a) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in general economic or political conditions; (ii) changes in conditions generally affecting the industries in which the Company Group operates; (iii) any changes in credit, currency, financial, banking, capital or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (iv) any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (v) (A) the taking of any action expressly and affirmatively permitted or expressly required by this Agreement or taken with the written consent or at the written direction of Parent or its Affiliates, or (B) the failure to take any action expressly prohibited by this Agreement; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation or enforcement thereof, in each case effected after the date hereof; (vii) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 4.3 or 4.4 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (viii) any natural disaster, epidemic, pandemic, or change in climate, act of God or any national or international calamity or public health crisis, and any Law or Order issued by an Authority in connection therewith; (ix) any failure by the Company to meet any internal or published budgets, projections, forecasts, or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition); or (x) any matters set forth on any Company Schedule; provided, further, that (y) any Event referred to in subclauses (i), (ii), (iii), (iv), (vi) and (viii) above may be taken into account in determining whether there is a Material Adverse Effect to the extent (and only to the extent) such Event has a disproportionate adverse effect on the Company Group, taken as a whole, relative to similarly situated companies in the same industry in which the Company Group conducts its operations and (z) in no event shall any action taken by Parent or its Affiliates with respect to the Transactions or (2) any Event relating to any failure by an investor to fulfill its obligations under a Subscription Agreement, constitute a Material Adverse Effect.

“Nasdaq” means the Nasdaq Global Market.

“Nomination Agreement” means the nomination agreement in the form attached hereto as Exhibit H.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, Controlling Persons, directors, officers, employees, advisors, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, Controlling Person, director, officer, employee, advisor, agent, attorney, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961, and the rules and regulations promulgated thereunder, as amended from time to time.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, memorandum and articles of association, operating agreement, partnership agreement, shareholders agreement, certificate of designations for preferred stock and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including all amendments thereto and restatements thereof.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other U.S. federal, foreign or blue sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by any member of the Company Group.

“Paragon Cash Earn-Out Amount” means the outstanding, unpaid cash portion of the Paragon Earnout Consideration.

“Paragon Earnout Consideration” means any outstanding cash payment or equity or equity-like interest consideration obligations due and payable to the Company Shareholders (as defined in the Paragon Purchase Agreement) (any such equity consideration that is granted in the form of Company Options, to the extent such Company Options are granted pursuant to the terms of the Paragon Purchase Agreement, the “Earnout Options”).

“Paragon Purchase Agreement” means that certain Share Purchase Agreement, dated as of October 10, 2024, by and among Paragon Parent Incorporated, Paragon Solutions Ltd., the Company Shareholders identified therein, Ultimate Holdings, the Company and Shareholder Representative Services LLC, as the Shareholders’ Agent, as amended by (i) Amendment to Share Purchase Agreement, dated as of November 26, 2024, (ii) Amendment No. 2 to Share Purchase Agreement, dated as of December 4, 2024, (iii) Amendment No. 3 to Share Purchase Agreement, dated as of December 31, 2024, and (iv) Amendment No. 4 to Share Purchase Agreement, dated as of March 4, 2026 (as may be further amended, amended and restated, or otherwise modified from time to time).

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect as of the date hereof.

“Parent Class A Shares” means, prior to the Domestication, the Class A ordinary shares, $0.0001 par value, of Parent.

“Parent Class B Shares” means, prior to the Domestication, the Class B ordinary shares, $0.0001 par value, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.4(a) (Non-Contravention), 5.5 (Finders’ Fees) and 5.6 (Capitalization).

“Parent Ordinary Shares” means Parent Class A Shares and Parent Class B Shares.

“Parent Private Placement Shares” means 358,000 Parent Class A Shares issued in a private placement to Sponsor concurrently with the closing of Parent’s IPO.

“Parent Public Right” means each right issued as part of the Parent Units, each of which entitles the holder thereof to receive one-twentieth (1/20) of one Parent Class A Share upon the consummation of a Business Combination (as defined in the Parent Rights Agreement), pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the Rights Agreement, dated as of October 23, 2024, by and between Parent and Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

“Parent Schedules” means the disclosure schedules of Parent delivered to the Company by Parent concurrently with entering into this Agreement, and the term “Parent Schedule” shall refer to the specified section of the Parent Schedules, unless otherwise specified.

“Parent Shareholder Approvals” means approval by the affirmative vote of the holders of the requisite number of Parent Ordinary Shares under the Parent Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Parent Shareholder Meeting (assuming a quorum is present) required to approve the Parent Proposals.

“Parent Shareholders” means the shareholders of Parent prior to the Closing.

“Parent Transaction Expenses” means all Indebtedness and all other fees, costs, expenses, obligations and liabilities, in each case of the Parent Parties or the Sponsor, incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements (and any agreements with respect to other prospective business combinations) and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, and any and all filing fees payable by Parent or the Sponsor to Authorities in connection with the Transactions. For the avoidance of doubt, Parent Transaction Expenses (a) shall first be paid to third parties, (b) shall not exceed $20,000,000 (or such reasonable higher cap as to be mutually agreed between the parties) and (c) shall not include any (i) advisory or consulting fees (including financial advisors), costs and expenses paid or payable by the Company in connection with the Transactions notwithstanding that such advisor or consultant may (A) also be engaged by Parent as placement agent in connection with the PIPE Investment and (B) have the same teams working on the engagement by the Company, on the one hand, and engagement by Parent, on the other hand, or (ii) costs payable to Parent Shareholders related to an extension of Parent’s liquidation date.

“Parent Units” means the units issued in Parent’s IPO, each consisting of one Parent Class A Share and one Parent Public Right.

“Permit” means each license, permit, approval, consent, waiver, concession, exemption or other similar authorization.

“Permitted Liens” means (a) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way, encumbrances and other similar matters with respect to Real Property in the public record; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business, or the operations and financial condition of the Company so encumbered, either individually or in the aggregate or (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) requirements under applicable Law, including zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Authority having jurisdiction over such Real Property; (d) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP; (e) non-exclusive licenses and sublicenses of Intellectual Property Rights granted by any member of the Company Group in the ordinary course of business; (f) Liens arising in the ordinary course of business that (i) were not incurred in connection with Indebtedness for borrowed money and (ii) are not material to the Company Group, taken as a whole; and (g) the Liens set forth on Company Schedule 1.1(b).

“Permitted Name Change” means the change of the legal name of the Company or any other member of the Company Group effected at or prior to the Closing, together with all related filings, amendments to its organizational or governing documents, Contract modifications and change-of-name agreements entered into with any applicable Authority in accordance with FAR 42.1205 (or any successor or comparable provision) in connection therewith.

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any such data or information that constitutes any of the following: part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under applicable Law.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, phantom equity, stock appreciation right, restricted stock unit, equity purchase or other equity-based compensation plan, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of any member of the Company Group to make any severance, termination, change of control, or similar payment), individual consulting, retirement, employee loan program, vacation, sick, or other bonus, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit, hospitalization or other medical, life, death, disability or other insurance, Section 125 cafeteria plan, welfare, supplemental unemployment benefits, profit sharing, and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by any member of the Company Group, or under which any member of the Company Group has any current or potential liability.

“Promised Company Option” means a promised option to purchase Company Units under the Company Equity Incentive Plan, which option has not yet been granted as of the date hereof, but may be granted prior to the Merger Effective Time.

“PubCo Common Stock” means, following the Domestication, the common stock of PubCo, par value $0.0001 per share.

“PubCo Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any third-party purchaser acquiring beneficial ownership of Equity Interests of PubCo that represent more than fifty percent (50%) of (i) the issued and outstanding PubCo Common Stock or (ii) the combined voting power of the then-outstanding voting Equity Interests of PubCo, or (b) any sale, transfer or other disposition to a third-party purchaser of all or more than fifty percent (50%) of the assets (by value), or assets generating at least fifty percent (50%) of the gross revenues or net income, of PubCo and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of PubCo with any Person if immediately after the consummation of such merger or consolidation, the shares of PubCo Common Stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“PubCo Sale Price” means the price per share of PubCo Common Stock paid or payable to the holders of outstanding PubCo Common Stock in a PubCo Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the closing price of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of twenty-one (21) days consisting of the day as of which such value is being determined and the twenty (20) consecutive Business Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by PubCo and Sponsor, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

“PubCo Trading Price” means, at any given time, the trading price per share of PubCo Common Stock as reported by Bloomberg.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” means the redemption of such number of Parent Class A Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Parent Class A Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the Parent Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Parent Class A Share may be redeemed pursuant to the Redemption, as determined in accordance with the Parent Articles and the Trust Agreement.

“REDL Inc.” means REDLattice Incorporated, a Delaware Corporation.

“Registration Statement” means Parent’s registration statement on Form S-4 to be filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Related Party” means with respect to a Person (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than five percent (5%) of the total outstanding share capital of the Person, (b) current or former director, manager, officer or employee or (c) to the Knowledge of the Company or Parent, as applicable, any immediate family member or Affiliate of any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, consultants, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person.

“Requisite Company Member Approval” means the approval of this Agreement and the Transactions, including the Merger, by the affirmative vote or written consent of Ultimate Holdings, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Requisite Parent Shareholder Approval” means the approval of each of the Business Combination Proposal, Domestication Proposal, Charter Amendment Proposal, Incentive Plan Proposal, ESPP Proposal and Stock Issuance Proposal, in each case, by the affirmative vote of the holders of the requisite number of Parent Ordinary Shares under the Parent Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Parent Shareholder Meeting (assuming a quorum is present) required to approve such proposals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 5763-2003.

“SEC” means the Securities and Exchange Commission.

“Section 102 Option” shall mean any Company Option (excluding, for the avoidance of doubt, any Promised Company Options or Earnout Options that have not yet been granted) that was granted pursuant to Section 102.

“Section 102 Shares” shall mean Company Units issued upon the exercise of any Section 102 Options held by the 102 Trustee pursuant to Section 102(b)(2) of the Ordinance.

“Section 3(i) Option” shall mean any Company Option that is subject to Tax pursuant to Section 3(i) of the Ordinance.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, models, weights, heuristics, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) software implementations of deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Sponsor” means Eagle Equity Partners IV, LLC, a Delaware limited liability company.

“Sponsor Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and between Parent and Sponsor or an Affiliate of Sponsor, pursuant to which Sponsor or such Affiliate has committed to purchase at the Closing, subject to the terms and conditions therein, $10,000,000 of PubCo Common Stock.

“Stock Exchange” means The New York Stock Exchange, NYSE American LLC, or Nasdaq Stock Market.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person, or other interests of such other Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, are Controlled or owned, directly or indirectly, by such Person.

“Surviving Company LLC Agreement” means the limited liability company agreement of the Surviving Company, substantially in the form attached hereto as Exhibit F.

“Tangible Evidence” means physical, documentary, electronic or other written evidence (including, for the avoidance of doubt, e-mail communication).

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto or amounts in lieu thereof and shall include any liability for such amounts as a result of being a transferee or successor or member of a combined, consolidated, unitary or affiliated group.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service, ITA and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Contracts” means the Contracts listed on Company Schedule 1.1(c).

“Transaction Expenses” means the Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and any Additional Agreement, including the Domestication and the Merger.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which shares of PubCo Common Stock are then traded.

“Transfer Agent” means Continental Stock Transfer & Trust.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable by Parent, Merger Sub, the Company or the Surviving Company, in each case, in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Ultimate Holdings Class B Unit” means a Class B Unit of Ultimate Holdings.

“Union” means any labor union, trade union, works council, employee representative group, labor organization or similar employee representative body covering any employee of the Company Group.

1.2  Further Definitions. The following terms have the meaning set forth in the locations set forth below:

Term	Location
Additional Parent SEC Documents	Section 5.10(a)
Affiliate Transaction	Section 4.28
Agreement	Preamble
Alternative Proposal	Section 6.2(b)
Alternative Transaction	Section 6.2(a)
Balance Sheet Date	Section 4.8(a)
Business	Recitals
Cayman Companies Act	Recitals
Cayman Registrar	Section 2.1(b)
Certificate of Domestication	Section 2.1(b)
Certificate of Merger	Section 2.2(a)
Charter Amendment Proposal	Section 6.4(e)
Closing	Section 2.3
Closing Consideration Spreadsheet	Section 3.2(a)
Closing Date	Section 2.3
Closing Form 8-K	Section 6.4(k)
Closing Press Release	Section 6.4(k)
Company	Preamble
Company Balance Sheet	Section 4.8(a)
Company Statement of Operations	Section 4.8(a)
Company Consent	Section 4.4
Company Converted Option	Section 3.1(b)
Company Group	Recitals
Company Recapitalization	Recitals
Company Equityholder Group	Section 11.19(b)
Company IPR	Section 4.16(b)
Company PCAOB Audited Financial Statements	Section 6.5(a)
Company Subsidiary	Section 4.7(a)
Company Member Written Consent	Section 7.2
Company Unaudited Interim Financial Statements	Section 6.5(b)
DGCL	Recitals
Director Election Proposal	Section 6.4(g)
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Proposal	Section 6.4(g)
D&O Indemnified Party	Section 6.8(a)
D&O Tail	Section 6.8(b)
Enforceability Exceptions	Section 4.2
Export Control Laws	Section 4.26(a)
Generative AI Tools	Section 4.16(k)
Incentive Plan Proposal	Section 6.4(g)

Term	Location
Intended Tax Treatment	Recitals
Interim Period	Section 6.1
International Trade Control Laws	Section 4.26(a)
IIA	Section 4.33
ITA	Recitals
IPO Prospectus	Section 11.15
JOBS Act	Section 5.10(f)
K&E	Section 11.19(b)
Labor Agreement	Section 4.13(a)(xiii)
Leased Real Property	Section 4.20(a)
Lock-Up Agreement	Recitals
Losses	Section 6.12(c)
Material Contracts	Section 4.13(a)
Material Customers	Section 4.29(a)
Material Suppliers	Section 4.29(b)
Merger	Recitals
Merger Effective Time	Section 2.2(a)
Business Combination Proposal	Section 6.4(g)
Merger Sub	Preamble
Merger Sub CTB	Recitals
Merger Sub Membership Interests	Section 5.6(d)
Offer Documents	Section 6.4(b)
Option Tax Ruling	Section 3.6(a)
Outside Closing Date	Section 10.1(a)
Owned IPR	Section 4.16(b)
Parent	Preamble
Parent Board Recommendation	Recitals
Parent Class B Share Conversion	Recitals
Parent Financial Statements	Section 5.10(c)
Parent Group	Section 11.19(a)
Parent Insurance Policies	Section 5.26
Parent Parties	Preamble to ARTICLE V
Parent Proposals	Section 6.4(g)
Parent Redemption Amount	Section 8.4
Parent SEC Documents	Section 5.10(a)
Parent Shareholder Meeting	Section 6.4(b)
Paying Agent Undertaking	Section 3.5(b)
Payor	Section 3.5(a)
Per Unit Merger Consideration	Section 3.1(a)(ii)
PIPE Investment	Recitals
Premium Cap	Section 6.8(b)
Prohibited Party	Section 4.26(d)
Proxy Statement/Prospectus	Section 6.4(b)
PubCo	Preamble
PubCo Bylaws	Recitals
PubCo COI	Recitals
PubCo Employee Stock Purchase Plan	Section 8.2
PubCo Equity Incentive Plan	Section 8.2

Term	Location
Public Certifications	Section 5.10(a)
Real Property Leases	Section 4.20(a)
Redemption Holders	Recitals
REDL Financial Statements	Section 4.8(a)
REDL Intermediate II Audited Financial Statements	Section 4.8(a)
Recapitalization Effective Time	Section 3.1(a)(i)
Registered Intellectual Property Rights	Section 4.16(a)
Rights Conversion	Section 2.1(a)
Regulatory Approvals	Section 9.1(f)
A&R Registration Rights Agreement	Recitals
Released Claims	Section 11.15
Sanctions	Section 4.26(a)
Second Merger	Section 6.9(a)
Signing Form 8-K	Section 6.4(a)
Signing Press Release	Section 6.4(a)
Sponsor Earn-Out Shares	Recitals
Sponsor Earn-Out Arrangement	Recitals
Sponsor Support Agreement	Recitals
Standard Contracts	Section 4.13(a)(vi)
Stock Issuance Proposal	Section 6.4(g)
Subscription Agreements	Recitals
Surviving Company	Section 2.2(a)
S-4 Effective Date	Section 6.4(e)
Transaction Litigation	Section 6.11
Trust Account	Section 5.9
Trust Agreement	Section 5.9
Trustee	Section 5.9
Ultimate Holdings	Preamble
Unit Separation	Recitals
Valid Tax Certificate	Section 3.5(b)
White & Case	Section 11.19(a)
Withholding Drop Date	Section 3.5(b)
102 Awards	Section 4.5(d)

1.3  Construction.

(a)  References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b)  The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c)  Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or” (i.e., it shall be disjunctive but not exclusive); the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP.

(d)  Any reference in this Agreement to “PubCo” shall also mean Parent to the extent the matter relates to the pre-Domestication period and any reference to “Parent” shall also mean “PubCo” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.3(d), the Domestication Effective Time).

(e)  Any reference in this Agreement to “Surviving Company” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Company” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.3(e), the Merger Effective Time).

(f)  Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other Law means such Law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “U.S.” shall be references to the United States, and references to “$” or “dollar” or “US$” shall be references to U.S. dollars. The word “day” means calendar day unless Business Day is expressly specified.

(g)  The Company Schedules and the Parent Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Parent Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, and shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Parent Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure, notwithstanding that the Company Schedules and the Parent Schedules make reference to a specific section or subsection. No reference to or disclosure of any item or other matter in the Company Schedules or Parent Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, that such item or other matter is required to be referred to or disclosed in the Company Schedules or Parent Schedules or that a violation, right of termination, default, liability or other obligation of any kind exists, has actually occurred or will occur with respect to any item. The information set forth in the Company Schedules or Parent Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Parent Schedules, as applicable, that is not required by this Agreement to be so reflected is set forth solely for informational purposes and does not necessarily include other information of a similar nature. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Schedules or the Parent Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties to this Agreement as to whether any obligation, item or matter not described herein or included in the Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement or required to be disclosed for purposes of this Agreement, including whether such amounts or items are or are not or may constitute an event or condition which could be considered to be or result in a Material Adverse Effect. The parties hereto do not assume any responsibility to any Person that is not party hereto for the accuracy of any information set forth in the Company Schedules.

(h)  If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i)  The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been (i) posted in the “data room” (virtual) hosted by Datasite and established by the Company or its Representatives and to which, and to the extent to which, Parent and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day that is at least two (2) days prior to the date of this Agreement, (ii) filed or furnished with the SEC, (iii) delivered to a party or its legal counsel via electronic mail or hard copy form on the day that is at least two (2) days prior to the date of this Agreement or (iv) made available for in-person review by a party or its legal counsel on the day that is at least two (2) days prior to the date of this Agreement.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1  The Domestication.

(a)  Pre-Domestication Actions. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approvals, the following transactions shall occur in the following order, each immediately after the other and the last immediately before the Domestication: (i) the Unit Separation, (ii) pursuant to the Parent Articles and Sponsor Support Agreement, the Parent Class B Share Conversion, (iii) without any action on the part of any holder of Parent Units, Parent Shares, or Parent Public Rights, the automatic conversion of each then issued and outstanding Parent Public Right into one-twentieth (1/20th) of one Parent Class A Share (with any fractions thereof rounded down to the nearest whole number of Parent Class A Shares), pursuant to and in accordance with the Parent Rights Agreement (the “Rights Conversion”), and (iv) the Redemption.

(b)  Domestication. Upon the terms and subject to the conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied at Closing), subject to receipt of the Parent Shareholder Approvals and in accordance with the DGCL and the Cayman Companies Act, prior to the Closing, Parent shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the PubCo COI, in each case, in accordance with the provisions of Section 388 of the DGCL, (ii) adopting the PubCo Bylaws upon Domestication, and (iii) completing and making and procuring all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication, paying all applicable fees required to be paid and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the PubCo COI are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Parent and specified in each of the Certificate of Domestication, and in any event, before the Merger Effective Time (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

(c)  Effect of the Domestication. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any holder of Parent Units or Parent Shares, each then issued and outstanding Parent Class A Share (for the avoidance of doubt, after effecting the Redemption, Unit Separation, Rights Conversion and the Parent Class B Share Conversion) shall convert automatically into one (1) share of PubCo Common Stock. Upon the filing of and pursuant to the PubCo COI, Parent’s name shall be changed to “REDLattice Incorporated.”

2.2  The Merger.

(a)  Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the applicable provisions of the DLLCA, at the Closing, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving entity in the Merger (after the Merger Effective Time, the Company may be referred to as the “Surviving Company”), and (iii) the Surviving Company shall become a wholly-owned Subsidiary of PubCo. At the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit G with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Merger”), and the Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger, but in no event later than one (1) Business Day following the Domestication Effective Time (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

(b)  Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time, (i) the Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III, (ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing.

(c)  Organizational Documents of the Surviving Company. At the Merger Effective Time, the (i) certificate of formation of the Company as in effect immediately prior to the Merger Effective Time shall be the certificate of formation of the Surviving Company, and (ii) the limited liability company agreement of the Company shall cease to have effect and shall be amended and restated in its entirety by the Surviving Company LLC Agreement.

2.3  Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4  Directors and Officers of PubCo and the Surviving Company.

(a)  Following the Domestication and Prior to the Merger. The parties hereto will take all requisite action such that (i) each of the Independent Directors of Parent as of immediately prior to the Domestication Effective Time will cease to be a director of Parent as of the Domestication Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Domestication Effective Time), and immediately following the Domestication Effective Time, Eli Baker will be the sole director of PubCo, to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, (ii) the officers of Parent as of immediately prior to the Domestication Effective Time will continue as the initial officers of PubCo immediately after the Domestication Effective Time, each to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, and (iii) each director and officer of PubCo in office immediately prior to the Merger Effective Time, other than those who shall be directors and officers of PubCo pursuant to Section 2.4(b), shall cease to be a director or officer, as applicable, immediately following the Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Merger Effective Time).

(b)  Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i)  PubCo’s Board of Directors will initially consist of nine (9) directors, as follows: (A) six (6) directors will be designated by the Company (with at least two (2) of such directors qualifying as Independent Directors); (B) one (1) director will be the Company’s Chief Executive Officer; (C) one (1) director will be an Independent Director nominated by Sponsor and approved by the Company, which approval shall not be unreasonably withheld; provided that each of Harry Sloan, Jeff Sagansky and Eli Baker are approved by the Company as prospective nominees for the Independent Director nominated by Sponsor so long as each qualifies as an Independent Director; and (D) one (1) director will be an Independent Director who is mutually agreeable to the Sponsor, on the one hand, and the Company, on the other hand. The initial director designees are set forth on Company Schedule 2.4(b)(i). If any Person designated pursuant to this Section 2.4(b)(i) is not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on PubCo’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(b)(i).

(ii)  The individuals identified on Company Schedule 2.4(b)(ii) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii)  The officers and directors of PubCo immediately after the Merger Effective Time will also serve as the officers and directors of the Surviving Company immediately after the Merger Effective Time, with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

2.5  Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Company are fully authorized in the name and on behalf of the Company to take or perform, and will, at the written request of any other party hereto, take or perform all lawful action reasonably necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6  Use of Proceeds. At the Closing, the Aggregate Parent Closing Cash shall be used to pay (to the extent of available funds), by wire transfer of immediately available funds and in the following manner and order of priority: (a) the A&R Financing Agreement (as defined in the Company Schedules), (b) the Goldman Note (as defined in the Company Schedules), (c) Transaction Expenses, pursuant to Section 2.7, and (d) the Paragon Cash Earn-Out Amount (to the extent due at such time). Following the Closing, and subject to Section 9.3(h), the remaining amount of Aggregate Parent Closing Cash shall be used by PubCo for general corporate purposes and the ongoing working capital requirements of PubCo and its Subsidiaries (including, for the avoidance of doubt, the Surviving Company).

2.7  Transaction Expenses.

(a)  Not less than three (3) Business Days prior to the Domestication, (i) Parent shall prepare and deliver to the Company a statement setting forth Parent’s good faith determination of Parent Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Parent Transaction Expenses and applicable Tax forms of the payees, and (ii) the Company shall prepare and deliver to Parent a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Company Transaction Expenses and applicable Tax forms of the payees.

(b)  Upon the Closing, all accrued unpaid Transaction Expenses as set forth in the statements prepared pursuant to Section 2.7(a) shall be paid and/or reimbursed by wire transfer of immediately available funds, from Aggregate Parent Closing Cash, and to the extent such funds are exhausted, will be paid by PubCo; provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company Group shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the payroll of the applicable member of the Company Group.

ARTICLE III
CONSIDERATION TO COMPANY SECURITYHOLDERS

3.1  Conversion of Company Securities.

(a)  Effect on Company Units.

(i)  Conversion of Company Units. Immediately prior to the Merger Effective Time, the Company shall effect the Company Recapitalization (such effective time, the “Recapitalization Effective Time”), pursuant to which (i) each Ultimate Holdings Class B Unit will be redeemed for a number of Company Class B Units of equivalent value, and (ii) immediately thereafter, each Company Class V Unit, Company Class P Unit, Company Class A Unit, then-vested Company Class B Unit, and Company Class S Unit outstanding immediately prior to the Recapitalization Effective Time shall automatically convert into a number of Company Class A-1 Units of equivalent value, with any then-unvested Company Class B Unit converting to a number of Company Class A-2 Units of equivalent value, containing the same terms, conditions, time-vesting and other provisions as are currently applicable to such Class B Unit (except those provisions rendered inoperative by virtue of such conversion). All of the Company Class V Units, Company Class P Units, Company Class A Units, Company Class B Units, and Company Class S Units converted into shares of Company Class A-1 Units and Company Class A-2 Units, as applicable, shall no longer be outstanding and shall cease to exist, and each holder of Company Class V Units, Company Class P Units, Company Class A Units, Company Class B Units, and Company Class S Units shall thereafter cease to have any rights with respect to such securities. For purposes of determining the number of vested Company Class B Units as of immediately prior to the Merger Effective Time, any applicable performance goals shall be deemed achieved as of the Merger Effective Time, as determined by the Board of Managers of the Company.

(ii)  Conversion of Company Class A-1 Units and Company Class A-2 Units. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Securityholders or any other Person, each Company Class A-1 Unit and Company Class A-2 Unit issued and outstanding immediately prior to the Merger Effective Time (including the Company Class A-1 Units and Company Class A-2 Units issued upon the Company Recapitalization, but not including treasury units which, if any, shall be cancelled pursuant to Section 3.1(e), shall be automatically cancelled and converted into (A) for Company Class A-1 Units, the right to receive a number of shares of PubCo Common Stock and (B) for Company Class A-2 Units, a number of restricted shares of PubCo Common Stock containing the same terms, conditions, vesting and other provisions as are currently applicable to the Class A-2 Units so converted (except those provisions rendered inoperative by virtue of such conversion), and equal to the Consideration Ratio (such number of shares of PubCo Common Stock and restricted shares of PubCo Common Stock, as applicable, the “Per Unit Merger Consideration”), and, accordingly, each holder of Company Class A-1 Units and Company Class A-2 Units as of immediately prior to the Merger Effective Time (including the Company Class A-1 Units and Company Class A-2 Units issued upon the Company Recapitalization, but not including treasury units which, if any, shall be cancelled pursuant to Section 3.1(e)), shall be entitled to receive, for such Company Class A-1 Units and Company Class A-2 Units that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of Company Class A-1 Units and Company Class A-2 Units, as applicable, held by such holder as of immediately prior to the Merger Effective Time (including the Company Class A-1 Units and Company Class A-2 Units, as applicable, issued upon the Company Recapitalization).

(b)  Treatment of Company Options. Prior to the Merger Effective Time, the Boards of Directors of Ultimate Holdings, the Company and Parent (or any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of the holders of the Company Options, if required, to provide that, as of the Merger Effective Time, each Company Option, whether vested or unvested, shall be assumed by PubCo and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Options, and shall be issued by PubCo pursuant to the same Tax route under which the Company Options were originally granted (subject to the terms and conditions of the Option Tax Ruling); provided that (i) each such Company Option shall be exercisable for such number of shares of PubCo Common Stock that equals the Consideration Ratio multiplied by the number of Company Units subject to such Company Option as of immediately prior to the Merger Effective Time, in each case at such per share exercise price that shall equal the per unit exercise price of such Company Option as of immediately prior to the Merger Effective Time divided by the Consideration Ratio (as so converted, a “Company Converted Option”) and (ii) with respect to each such Company Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of shares of PubCo Common Stock and the per share exercise price will be rounded up to the nearest whole cent. Parent shall adopt the PubCo Equity Incentive Plan, which will cover the Company Converted Options, pursuant to Section 8.2.

(c)  Company Further Assurance. The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 3.1(b) in accordance with the Company Equity Incentive Plan and the applicable award agreements. The Board of Managers of the Company shall take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options (or other awards under the Company Equity Incentive Plan) will be granted under the Company Equity Incentive Plan.

(d)  Conversion of Units of Merger Sub. Each unit of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will, by virtue of the Merger and without further action on the part of the sole member of Merger Sub, be converted into and become one (1) unit of the Surviving Company (and the units of Surviving Company into which the units of Merger Sub are so converted shall be the only units of the Surviving Company that are issued and outstanding immediately after the Merger Effective Time). Each certificate (if any) evidencing ownership of units of Merger Sub will, as of the Merger Effective Time, be deemed to evidence ownership of such units of the Surviving Company.

(e)  Treatment of Company Units Owned by the Company. At the Merger Effective Time, all Company Units that are owned by the Company as treasury interests immediately prior to the Merger Effective Time, if any, shall be cancelled and extinguished without any conversion thereof.

(f)  Surrender of Certificates. The shares of PubCo Common Stock issued as Aggregate Merger Consideration upon the surrender and cancellation of the Company Units, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g)  Lost or Destroyed Certificates. In the event any certificates representing Company Units, if any, shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof in customary form and substance (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

(h)  Company Equity Plan Termination. The Company shall take, or cause to be taken, all actions, as may be required, to terminate the Company Equity Incentive Plan at or prior to the Merger Effective Time, contingent on the Closing, including obtaining appropriate resolutions of the Company Board of Managers and providing all notices and obtaining all consents, to give effect to the treatment of the Company Options as provided herein. As of the Merger Effective Time, all Company Options shall no longer be outstanding under the Company Equity Incentive Plan and each Person who previously held Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.1.

3.2  Closing Consideration Spreadsheet.

(a) At least five (5) days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Merger Effective Time, but following the Company Recapitalization:

(i)  the name and address of record of each holder of Company Units and the number of Company Units held by such holder;

(ii)  the names of record of each holder of Company Options, and the exercise price, number of Company Units subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule and vesting commencement date);

(iii)  detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)  the Closing Indebtedness;

(B)  the Aggregate Merger Consideration;

(C)  the Per Unit Merger Consideration;

(D)  the Consideration Ratio; and

(E)  for each Company Converted Option, the exercise price therefor and the number of shares of PubCo Common Stock subject to such Company Converted Option.

(b)  The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, and the Company shall revise the Closing Consideration Spreadsheet to reflect any changes thereto as may be agreed upon by the Company and Parent at least two (2) Business Days prior to Closing, which changes shall be reflected in a final version of the Closing Consideration Spreadsheet delivered by the Company to Parent at least one (1) Business Day prior to Closing; provided, however, that if the Company and Parent are unable to agree on such changes prior to the date that is one (1) Business Day prior to Closing, the Closing Consideration Spreadsheet delivered by the Company, inclusive of any changes agreed upon by the Company and Parent prior to such date, shall control for purposes of this Section 3.2(b). The parties hereto acknowledge and agree that the Closing Date shall not be delayed, postponed or otherwise extended as a result of Parent review of, or delivery of comments to, the Closing Consideration Spreadsheet. The parties hereto agree that Parent and Transfer Agent shall be entitled to rely on the Closing Consideration Spreadsheet finally delivered pursuant to this Section 3.2(b) in issuing shares of PubCo Common Stock in accordance with this ARTICLE III.

3.3  Sponsor Earn-Out Consideration.

(a)  Immediately prior to the Merger Effective Time, PubCo shall cause the Sponsor Earn-Out Shares to be subject to the vesting and forfeiture conditions specified in this Section 3.3. The Sponsor Earn-Out Shares shall vest as follows:

(i)  if, at any time during the Earn-Out Period, the PubCo Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $12.50 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, 767,500 of the Sponsor Earn-Out Shares shall vest to the Sponsor and no longer be subject to the forfeiture or other conditions provided in this Section 3.3;

(ii)  if, at any time during the Earn-Out Period, the PubCo Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $15.00 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, 767,500 of the Sponsor Earn-Out Shares shall vest to the Sponsor and no longer be subject to the forfeiture or other conditions provided in this Section 3.3; and

(iii)  if, at any time during the Earn-Out Period, the PubCo Trading Price at any point during the trading hours of a Trading Day is greater than or equal to $17.50 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, 500,000 of the Sponsor Earn-Out Shares shall vest to the Sponsor and no longer be subject to the forfeiture or other conditions provided in this Section 3.3.

(b)  For the avoidance of doubt, if the vesting conditions set forth in Section 3.3(a)(i), Section 3.3(a)(ii) and Section 3.3(a)(iii) have been satisfied, then all of the Sponsor Earn-Out Shares subject to such satisfied vesting conditions shall have vested and no longer be subject to the forfeiture conditions provided in this Section 3.3.

(c)  If, upon the expiration of the Earn-Out Period, any of the Sponsor Earn-Out Shares have not vested pursuant to Section 3.3(a)(i), Section 3.3(a)(ii) or Section 3.3(a)(iii), as applicable, then such Sponsor Earn-Out Shares that failed to vest shall be automatically forfeited and transferred to PubCo for no consideration, and no Person (other than PubCo) shall have any further right with respect thereto.

(d)  In the event that there is a PubCo Sale during the Earn-Out Period, then, (i) to the extent that the holders of PubCo Common Stock receive a PubCo Sale Price that is greater than or equal to the applicable trading price specified in Section 3.3(a)(ii), any Sponsor Earn-Out Shares that have not previously vested in accordance with Section 3.3(a)(i) or Section 3.3(a)(ii), as applicable, shall be deemed to have vested (to the extent that such Sponsor Earn-Out Shares would have vested pursuant to Section 3.3(a)(ii), if the applicable trading price specified in Section 3.3(a)(ii) had been the PubCo Sale Price for any twenty (20) Trading Days within any period of thirty consecutive Trading Days during the Earn-Out Period) immediately prior to the closing of such PubCo Sale, (ii) to the extent that the holders of PubCo Common Stock receive a PubCo Sale Price that is greater than or equal to the applicable trading price specified in Section 3.3(a)(iii), any Sponsor Earn-Out Shares that have not previously vested in accordance with Section 3.3(a)(i), Section 3.3(a)(ii) or Section 3.3(a)(iii), as applicable, shall be deemed to have vested (to the extent that such Sponsor Earn-Out Shares would have vested pursuant to Section 3.3(a)(iii), if the applicable trading price specified in Section 3.3(a)(iii) had been the PubCo Sale Price for any twenty (20) Trading Days within any period of thirty consecutive Trading Days during the Earn-Out Period) immediately prior to the closing of such PubCo Sale, and (iii) to the extent any Sponsor Earn-Out Shares are deemed vested pursuant to this Section 3.3, Sponsor shall be eligible to participate in such PubCo Sale with respect to such Sponsor Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of PubCo Common Stock generally. Notwithstanding the foregoing, if (x) the PubCo Sale Price is greater than or equal to $12.50 but less than $15.00, then a pro rata portion of the Sponsor Earn-Out Shares available for vesting pursuant to Section 3.3(a)(ii) shall be deemed to have vested and such pro rata portion will be determined by multiplying (A) the quotient of (I) the PubCo Sale Price, minus $12.50, divided by (II) $2.50, by (B) 767,500 and (y) the PubCo Sale Price is greater than or equal to $15.00 but less than $17.50, then a pro rata portion of the Sponsor Earn-Out Shares available for vesting pursuant to Section 3.3(a)(iii) shall be deemed to have vested and such pro rata portion will be determined by multiplying (A) the quotient of (I) the PubCo Sale Price, minus $15.00, divided by (II) $2.50, by (B) 500,000.

(e)  For so long as any Sponsor Earn-Out Share remains subject to the vesting and forfeiture conditions specified in this Section 3.3, (i) the Sponsor shall be entitled to exercise the voting rights carried by such Sponsor Earn-Out Share and (ii) the Sponsor shall not be entitled to receive any dividends or other distributions in respect of such Sponsor Earn-Out Share, and any dividends or distributions paid or made in respect of such Sponsor Earn-Out Share shall be retained by PubCo and invested as and to the extent determined by PubCo and shall be paid or made to Sponsor only when and to the extent that such Sponsor Earn-Out Share vests in accordance with Section 3.3(a), and, to the extent that such Sponsor Earn-Out Share (plus any interest or other income thereon) fails to vest in accordance with Section 3.3(a) prior to the expiration of the Earn-Out Period, any dividends or distributions paid or made in respect thereof shall be forfeited to PubCo for no consideration, and no Person (other than PubCo) shall have any further right with respect thereto; provided, however, that an amount equal to the product of (x) thirty-five percent (35%) and (y) the amount of any dividends or distributions (or such interest or other income) that would be so retained by PubCo with respect to any Sponsor Earn-Out Share shall instead be paid or made to the holder of the Sponsor Earn-Out Share as a tax distribution at the same time as such dividend or other distribution is distributed or made (or such interest or other income is earned) and the amounts so distributed or made as a tax distribution shall not be subject to forfeiture, repayment, or clawback pursuant to this Section 3.3(e) or otherwise.

(f)  The parties hereto acknowledge and agree that the Sponsor is an express third-party beneficiary of this Section 3.3.

3.4  No Fractional Shares. No fractional shares of PubCo Common Stock, or certificates or scrip representing fractional shares of PubCo Common Stock, will be issued upon the conversion of the Company Units pursuant to the Merger or the conversion of Parent Public Rights pursuant to Section 2.1(a), and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a member of PubCo. Any fractional shares of PubCo Common Stock will be rounded down to the nearest whole number of shares of PubCo Common Stock.

3.5  Withholding.

(a)  Notwithstanding any other provision of this Agreement, but subject to succeeding clauses of this Section 3.5 in the case of Israeli Taxes, Parent, Merger Sub, the Company, and the Surviving Company (and their respective Representatives), the Transfer Agent, the Israeli Sub Paying Agent, the 102 Trustee and any other Person who or that is a withholding agent (each a “Payor”) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of state, local or non-U.S. Tax Law; provided that, any such Payor (to the extent party hereto) shall use commercially reasonable efforts to provide the applicable payee with written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any compensatory payments to be made pursuant to this Agreement) at least five (5) days prior to making any such withholding; provided further that, (i) neither Parent nor Merger Sub shall be required to so notify any shareholder or security holder of Parent and (ii) in the case of any deduction or withholding with respect to any shareholder or security holder of the Company, Parent and Merger Sub may satisfy such notice requirement by delivering such notice to the Company, who shall then notify the relevant shareholder or security holder of the Company. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any applicable Payor that intends to deduct or withhold under this Section 3.5 shall use commercially reasonable efforts to provide recipients of consideration (other than amounts treated as compensation for applicable Tax purposes) with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company Group in connection with the Merger that is treated as compensation for applicable Tax purposes, the parties hereto shall cooperate to pay such amounts through the payroll of the applicable member of the Company Group to facilitate applicable withholding. To the extent any amount is required to be deducted or withheld and is not otherwise funded by the applicable recipient, then the applicable Payor shall be entitled to satisfy such obligations through the forfeiture or sale of the portion of any consideration otherwise deliverable to such recipient that is required to enable such Payor to comply with applicable deduction or withholding requirements.

(b)  Notwithstanding Section 3.5(a), but subject to Section 3.5(d) below, with respect to Israeli Taxes, and in accordance with the undertaking of the Israeli Sub Paying Agent, acting in coordination with the Transfer Agent, provided to PubCo prior to the Merger Effective Time pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), the consideration payable or otherwise deliverable to any Company Securityholder (except for holders of (x) Company Securities granted or issued under Section 102 or (y) Section 3(i) Options) shall be retained and held in trust by the Transfer Agent for the sole respective benefit of each such recipient, for a period of 180 days from the Merger Effective Time or an earlier date requested by the recipient or required in writing by the ITA (the “Withholding Drop Date”), during which time no Payor shall withhold any Israeli Tax from such consideration except as provided below. Until three (3) Business Days before the Withholding Drop Date, Ultimate Holdings (or any other equityholder of the Company) may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to Parent and the Israeli Sub Paying Agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding, except for a general certificate issued pursuant to the ITA Regulation (withholding from Payment for Services or Assets, 1977 (such certificate or ruling that is reasonably acceptable to Parent and the Israeli Sub Paying Agent, a “Valid Tax Certificate”). If an equityholder of the Company delivers, no later than three (3) Business Days before the Withholding Drop Date, a Valid Tax Certificate to the Israeli Sub Paying Agent, then the portion of the Aggregate Merger Consideration payable to such equityholder shall be paid to such equityholder less any required deduction or withholding to the extent not previously funded in cash by such equityholder, and any deduction and withholding of Israeli Taxes shall be made solely in accordance with such Valid Tax Certificate. If an equityholder (I) does not timely provide the Israeli Sub Paying Agent with a Valid Tax Certificate or (II) submits a written request to the applicable Payor to release such equityholder’s applicable consideration prior to the Withholding Drop Date, but fails to submit a Valid Tax Certificate at or before such time, then the amount of Israeli Tax to be withheld from such consideration shall be calculated according to the applicable withholding rate as reasonably determined by Parent in accordance with applicable Law. Notwithstanding anything to the contrary in this Agreement (but subject to the preceding sentences of this Section 3.5(b)), with respect to any recipient of consideration pursuant to this Agreement, (i) the shares of PubCo Common Stock issued pursuant to the Merger shall be issued in the name of the Transfer Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 3.5, and (ii) to the extent that any payment of PubCo Common Stock under this Agreement is subject to withholding, such recipient shall provide the Israeli Sub Paying Agent with cash in the amount due with regards to such Israeli Taxes, within five (5) Business Days from receipt of a request from the Israeli Sub Paying Agent to make such payment, and in any event prior to the release of the consideration deliverable to such recipient. To the extent such cash amount is not timely delivered, or if the recipient so requests, the applicable Payor shall be entitled to retain, sell or otherwise transfer such PubCo Common Stock on the open market to a person other than PubCo or any Affiliate of PubCo and with reasonable commercial terms to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to a recipient, net of any costs, expenses, and Taxes, shall be delivered to the applicable recipient and the Israeli Taxes shall be remitted to the ITA. Any costs, expenses, or Taxes incurred by the Israeli sub-paying agent in connection with such sale shall be borne by the Payor. Any such recipient of PubCo Common Stock hereby waives, releases and absolutely and forever discharges PubCo, the Israeli Sub Paying Agent, the Transfer Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the sale of any portion of the shares of PubCo Common Stock otherwise deliverable to such recipient in compliance with the withholding requirements under this Section 3.5.

(c)  Notwithstanding anything to the contrary in this Section 3.5, any consideration paid or issued to a holder of Company Options or Section 102 Shares pursuant to this Agreement, will be subject to deduction or withholding of Israeli Tax under the Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 3(i) Options, Section 102 Shares and Section 102 Options, the Option Tax Ruling shall have been obtained providing for no withholding or determining the withholding procedure, and (ii) with respect to beneficial holders of Company Options who have not been Israeli tax residents from the date commencing four (4) years prior to the date of grant of such Options until the Closing Date, such assumption shall not be subject to any withholding or deduction of Israeli Tax, provided that (x) such awards were granted in consideration for work or services performed outside of Israel, and (y) each such beneficial holder has provided the Israeli Sub Paying Agent prior to assumption of such options with an appropriate executed declaration, to the reasonable satisfaction of Parent and Israeli Sub Paying Agent, regarding their non-Israeli residence and confirmation that such beneficial holder was granted such awards in consideration for work or services for the Company (or any subsidiary of the Company other than an Israeli subsidiary) performed outside of Israel (in accordance with the form attached hereto as Exhibit I). For the purpose of funding any withholding Tax, if any, the Transfer Agent, PubCo, the Company or 102 Trustee shall be entitled to sell recipient’s shares of PubCo Common Stock on reasonable commercial terms to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d)  Any withholding made in New Israeli Shekels with respect to payments made hereunder in dollars will be calculated based on a conversion rate on the payment date and in such manner as the Transfer Agent (or the Israeli Sub Paying Agent) reasonably determines to be in compliance with applicable Tax Law and any Tax ruling issued by the ITA. Any currency conversion commissions will be borne by the applicable consideration recipient and deducted from any consideration to be delivered to such payment recipient.

(e)  For the avoidance of doubt, nothing in this Section 3.5 shall be construed as a condition to Closing.

3.6  Option Tax Ruling.

(a)  As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants to prepare and file with the ITA, in full coordination with Parent and Parent’s Israeli counsel and tax advisors, an application for a ruling by the ITA in form and substance reasonably acceptable to Parent confirming, among other things, that the assumption of Section 102 Options and Section 3(i) Options and the exchange of 102 Shares for shares of PubCo Common Stock shall not constitute a taxable event and Tax continuity shall apply to the assumed Section 102 Options, Section 3(i) Options and the exchanged 102 Shares, which ruling may be subject to customary conditions regularly associated with such a ruling (the “Option Tax Ruling”).

(b)  The process of the Option Tax Ruling will be handled by the Company and its tax advisors, with full coordination and cooperation with Parent. The Company, Parent and their respective Israeli counsels and Tax advisors shall cooperate with each other with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling. The final text of the submissions to the ITA and the final text of the Option Tax Ruling shall be subject to the prior written confirmation of Parent and its U.S. and Israeli legal counsel and Tax advisors (which confirmation shall not be unreasonably withheld, conditioned or delayed). The Company shall inform Parent and its Israeli tax advisors in advance of any meeting with the ITA and the Company, Parent and their respective Israeli tax advisors shall be allowed to participate in all meetings with the ITA relating to the Option Tax Ruling. Should Parent’s counsel or tax advisors not attend any meeting with the ITA relating to the Option Tax Ruling, the counsel of Company shall provide the Israeli counsel and tax advisors of Parent with a written update of such meeting within two (2) Business Days of such meeting. The parties hereto shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Option Tax Ruling, as promptly as practicable. Parent hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the Option Tax Ruling and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, the Option Tax Ruling.

(c)  For the avoidance of doubt, nothing in this Section 3.6 shall be construed as a condition to Closing.

3.7  FIRPTA Certificate. Prior to the Domestication, the Company shall deliver to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), and a notice to be delivered to the U.S. Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code.

3.8  No Further Ownership Rights in Company Securities. At the Merger Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Units or other securities of the Company on the records of the Company. From and after the Merger Effective Time, the holders of Company Units outstanding immediately prior to the Merger Effective Time (including any certificates evidencing such interests) shall cease to have any rights with respect to such Company Units, except the right to receive shares of PubCo Common Stock and restricted shares of PubCo Common Stock, as applicable, and as otherwise provided for herein or by applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Parent and Merger Sub:

4.1  Organization. Each member of the Company Group is a corporation, limited liability company or other entity duly incorporated or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite power and authority, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to be in good standing, to have such power and authority or to hold such Permits would not be material to the Company Group, taken as a whole. Each member of the Company Group is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not constitute a Material Adverse Effect. The Organizational Documents of each member of the Company Group are in full force and effect. No member of the Company Group is in material violation of any of the material provisions of its Organizational Documents. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of each member of the Company Group, in each case as amended to the date hereof.

4.2  Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions, subject to receipt of the Requisite Company Member Approval. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is a party, and the consummation by the Company of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Company, subject to receipt of the Requisite Company Member Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is a party will constitute, subject in each case to the due and valid authorization, execution and delivery by each other party hereto and thereto, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the Transactions have been duly authorized by the Board of Managers of the Company (and not thereafter modified or rescinded) and, together with the Requisite Company Member Approval, no other limited liability company proceeding on the part of the Company is necessary to authorize this Agreement or the Additional Agreements to which the Company is a party or the consummation of the Transactions.

4.3  Governmental Authorization. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in ARTICLE V, none of the execution, delivery or performance by any member of the Company Group of this Agreement or any Additional Agreement to which the Company is a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and the acceptance thereof by the Delaware Secretary of State, (b) Regulatory Approvals, (c) as set forth on Company Schedule 4.3 or (d) any consents, approvals, licenses, Orders or other actions or registrations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

4.4  Non-Contravention. Subject to the receipt of the Requisite Company Member Approval, except as set forth on Company Schedule 4.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is a party does or will (a) contravene or conflict with the Organizational Documents of the Company, (b) subject to receipt of Regulatory Approvals, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Company or by which any of the Company’s assets or properties are bound, (c) except with respect to Regulatory Approvals, require the consent, approval or authorization of, or notice to any Person (each, a “Company Consent”) pursuant to, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate, give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company pursuant to, require any payment or reimbursement to a third party pursuant to or give rise to a loss of any benefit relating to the Business to which the Company is entitled under, in each case, any Permit or Material Contract or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or properties or any of the Equity Interests of the Company (including the Company Securities), except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) through (d) would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

4.5  Capitalization.

(a)  The Company is authorized to issue Company Class V Units, Company Class A Units, Company Class B Units, Company Class P Units and Company Class S Units pursuant to the limited liability company agreement of the Company. A true and complete list of all of the Equity Interests issued or outstanding in the Company as of September 23, 2026, and the identity of the Persons that are the holders of record thereof (the “Initial Holders”) is provided in Company Schedule 4.5(a), and there are no Equity Interests issued or outstanding in the Company as of such date except as set forth thereon. All of the issued and outstanding Equity Interests of the Company (i) are duly authorized, validly issued and fully paid, free and clear of all Liens, other than Permitted Liens and restrictions under applicable securities Laws and the Organizational Documents of the Company, as applicable, and (ii) were not issued in violation of any purchase options, right of first offer or refusal, preemptive right, subscription right or other similar rights under any provision of the DLLCA, the Organizational Documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

(b)  Following the Company Recapitalization, (i) the Company will be authorized to issue Company Class A-1 Units and Company Class A-2 Units and (ii) all of the Equity Interests in the Company will be owned by the Initial Holders and the Redemption Holders, free and clear of any Liens, other than Permitted Liens and restrictions under applicable securities Laws and the Organizational Documents of the Company, as applicable.

(c)  Except as set forth on Company Schedule 4.5(a), there are no (i) other issued or outstanding Equity Interests of the Company, (ii) outstanding obligations of the Company to repurchase or redeem any Equity Interests of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any Person that is not a Company Subsidiary, (iii) treasury units or other Equity Interests of the Company held by the Company, or (iv) other than as contained in the Organizational Documents of the Company, voting trusts, voting agreements, proxies, member agreements or other agreements to which the Company is a party. The Company has not (A) redeemed or repaid any Equity Interest contrary to its Organizational Documents or the terms of issue of any Equity Interest, (B) bought back any units or reduced its equity or passed any resolution for the reduction of its equity, or (C) agreed, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) or (B).

(d)  All Company Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted or issued and properly approved by the Board of Managers of the Company (or appropriate committee thereof) and, in the case of the Company Options, in accordance with the terms of the Company Equity Incentive Plan. Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Incentive Plan. All Company Options qualify for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements.

(e)  (i) Company Schedule 4.5(e)(i) contains a true, correct and complete list of each Company Option (excluding any Promised Company Option) outstanding as of the date of this Agreement, and (ii) Company Schedule 4.5(e)(ii) sets forth a true, correct and complete list of each Promised Company Option, in each case, setting forth (A) the name of the beneficial holder thereof, (B) the date of grant, (C) the number of Company Units subject to such Company Option, (D) the exercise price, (E) the vesting commencement date and vesting schedule (and any acceleration terms, if any), (F) the expiration date and (G) whether each such award was granted and is subject to tax pursuant to Section 3(i) or Section 102 of the Ordinance. Solely with respect to issued Company Options held for the benefit of Israeli taxpayers, each grant of such award was duly authorized no later than the date on which the grant of such award was intended by its terms to be effective by all necessary corporate action, and each such grant was made in compliance with the terms of the Company Equity Incentive Plan and all applicable Laws.

(f)  The Company Equity Incentive Plan was approved by the ITA as a capital gains route plan under Section 102(b)(2) of the Ordinance. All awards classified under Section 102(b)(2) of the Ordinance (“102 Awards”) and Company Units that were issued upon grant, vesting or exercise of 102 Awards were and are currently in compliance in all respects with the applicable requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 of the Ordinance) and the written requirements and guidance of the ITA, including but not limited to the filing of the necessary documents with the ITA, the grant of equity awards only following the lapse of the required thirty (30)-day period after the filing of the Company Equity Incentive Plan with the ITA, the receipt of the required written consents from the grantees, the appointment of an authorized trustee to supervise the 102 Awards and shares, and the receipt of all required tax rulings.

4.6  Company Records. All material proceedings of the Board of Managers of the Company, including all committees thereof, and of the Company Members, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the books and records of the Company, copies of which have been made available to Parent.

4.7  Subsidiaries.

(a)  Company Schedule 4.7(a) sets forth a true, correct and complete list of each direct and indirect Subsidiary of the Company (each, a “Company Subsidiary”), including, with respect to the Company and each Company Subsidiary, (i) its legal entity name and jurisdiction of incorporation, formation or organization, as applicable, and (ii) all names other than its legal name under which such Company Subsidiary does business, as applicable.

(b)  Company Schedule 4.7(b) sets forth a true and complete list of all of the Equity Interests issued or outstanding in each Company Subsidiary as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof and there are no Equity Interests issued or outstanding in any Company Subsidiary as of the date of this Agreement except as set forth thereon. The Company or a Company Subsidiary, as applicable, owns of record and beneficially all the issued and outstanding Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens, other than Permitted Liens and restrictions under applicable securities Laws and the Organizational Documents of the Company, as applicable. All of the issued and outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued and fully paid and, to the extent applicable, non-assessable.

(c)  In each case, other than as set forth in the Organizational Documents of each Company Subsidiary, there are no outstanding (i) options, warrants, preemptive rights, calls, convertible securities, performance units, restricted units, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of any Company Subsidiary or obligating any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, any Company Subsidiary, (ii) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of such Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, (iii) treasury units or other Equity Interests of any Company Subsidiary held by such Company Subsidiary, (iv) bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of such Company Subsidiary may vote, (v) preemptive or similar rights to purchase or otherwise acquire Equity Interests of any Company Subsidiary pursuant to any provision of Law or any Contract to which such Company Subsidiary is a party, (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens) with respect to the Equity Interests of any Company Subsidiary (whether outstanding or issuable), or (vii) equity appreciation rights, participations, phantom equity, restricted units, restricted unit awards, performance units, contingent value rights or similar securities or rights with respect to any Company Subsidiary. No Company Subsidiary has, in each case, except in accordance with its Organizational Documents, (A) redeemed or repaid any Equity Interest contrary to the terms of issue of any Equity Interest, (B) bought back any units or reduced its equity or passed any resolution for the reduction of its equity or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B).

(d)  Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person other than the Company Subsidiaries.

4.8  Financial Statements.

(a)  Attached to Company Schedule 4.8 are (i) the audited balance sheets of REDL Intermediate Holdings II, LLC (“REDL Intermediate II”) and its Subsidiaries as of December 31, 2024 and December 31, 2025 and the related audited statements of operations, member’s equity and cash flows for the years then ended (the “REDL Intermediate II Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company Group as of June 30, 2026 (the “Balance Sheet Date”) (the “Company Balance Sheet”) and the statement of operations for the period then ended (the “Company Statement of Operations”) (collectively, clauses (i) and (ii), the “REDL Financial Statements”). The REDL Financial Statements have each been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby (except, in the case of the Company Balance Sheet and Company Statement of Operations, for the exclusion of footnotes, schedules, statements of equity and statements of cash flow and disclosures required by U.S. GAAP) and (A) with respect to the REDL Intermediate II Audited Financial Statements, present fairly, in all material respects, the financial position of REDL Intermediate II and its Subsidiaries as of the dates thereof and the results of operations of REDL Intermediate II and its Subsidiaries for the periods reflected therein, and were derived from, and accurately reflect in all material respects, the Books and Records of REDL Intermediate II and its Subsidiaries. and (B) with respect to the Company Balance Sheet and Company Statement of Operations, each present fairly, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein and each were derived from, and accurately reflect in all material respects, the Books and Records of the Company Group. No member of the Company Group is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)  Since the Balance Sheet Date, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company Group or in the method of applying any such principle, procedure or practice.

(c)  The accounts payable of the Company Group reflected on the Company Balance Sheet arose from bona fide transactions of the Company Group in the ordinary course of business consistent with past practice.

(d)  Except: (i) as specifically disclosed, reflected or fully reserved against on the REDL Financial Statements or disclosed in any notes thereto; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) as arising under this Agreement or the performance of the Company of its obligations hereunder, including liabilities to be included in the calculation of Closing Indebtedness or Company Transaction Expenses; (v) for liabilities set forth on Company Schedule 4.8(d), and (vi) for liabilities for which the failure to so be reflected would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, neither the Company or its Subsidiaries has any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

(e)  Except as set forth on Company Schedule 4.8(e), the Company Group does not have any Indebtedness for borrowed money.

(f)  The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(g)  The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company Group, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

4.9  Internal Accounting Controls. Except as set forth on Company Schedule 4.9, each member of the Company Group has established and maintains a system of internal accounting controls designed to ensure that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are, in all material respects, recorded as necessary to permit preparation of financial statements in conformity with the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted in accordance in all material respects with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences. For the past three (3) years, no member of the Company Group has identified nor, to the Knowledge of the Company, received notice from any independent auditor of, (i) any significant deficiency or material weakness in the system of internal controls utilized by any member of the Company Group, (ii) any material fraud that involves any member of the Company Group’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by any member of the Company Group or (iii) any claim or allegation regarding any of the foregoing, in each case, which is material to the Company Group, taken as a whole.

4.10  Absence of Certain Changes.

(a)  From the Balance Sheet Date until the date of this Agreement, (i) the Company Group has conducted the Business in all material respects in the ordinary course and in a manner consistent with past practice; (ii) there has not been any Material Adverse Effect; and (iii) except as set forth on Company Schedule 4.10, no member of the Company Group has taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the Closing Date, would require the consent of Parent pursuant to Section 6.1.

(b)  From the Balance Sheet Date until the date of this Agreement, (i) no Order has been issued, petition presented, resolution passed, meeting convened or Action instigated related to the winding up, dissolution, liquidation or declaration of bankruptcy of any member of the Company Group, and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of any member of the Company Group and no actions have been taken for or with a view to the appointment of such a person. No member of the Company Group is insolvent or unable to pay its debts as they fall due pursuant to applicable Law.

4.11  Properties; Title to the Company’s Assets.

(a)  All items of Tangible Personal Property that are used in the operation of the Business as currently conducted are in reasonably good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted). All of the Tangible Personal Property is located at the offices of the Company Group.

(b)  Each member of the Company Group, as applicable, has good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the tangible assets shown to be owned, leased or licensed by such member on the Company Balance Sheet. Except as set forth on Company Schedule 4.11(b), no such tangible asset is subject to any Lien, other than properties and assets disposed of in the ordinary course of business since the Balance Sheet Date and Permitted Liens.

4.12  Litigation. Except as set forth on Company Schedule 4.12, (a) there is no material Action pending or, to the Knowledge of the Company, threatened against any member of the Company Group, any of the officers or managers of any member of the Company Group (in their capacities as such), the Business or any of the assets of any member of the Company Group used in the operation of the Business as currently conducted before any Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions, (b) there are no material outstanding judgments against any member of the Company Group, and (c) no member of the Company Group is, or for the past three (3) years has been, subject to any material Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

4.13  Material Contracts.

(a)  Company Schedule 4.13(a) lists, as of the date hereof, all of the following types of Contracts to which any member of the Company Group is a party or by which any of its assets or properties is bound and which are currently in effect, on a blinded basis to the extent necessary to comply with applicable privacy, security or confidentiality obligations of the Company Group (collectively, such Contracts that are listed or are required to be listed on Company Schedule 4.13(a), “Material Contracts”):

(i)  all Contracts that require annual aggregate payments or expenses incurred by, or annual aggregate payments or income to, any member of the Company Group of $6,000,000 or more;

(ii)  all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by any member of the Company Group in excess of $500,000 annually;

(iii)  each employment Contract and consultant Contract with any current officer, director, employee or consultant of any member of the Company Group, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000, and which is not terminable by such member with less than 30 days’ notice without payment of a material penalty or severance or (B) has an obligation to make a transaction bonus payment upon consummation of the Transactions;

(iv)  all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement (other than Organizational Documents of the Company Group, or agreements entered into between members of the Company Group);

(v)  all Contracts with outstanding obligations relating to any acquisitions or dispositions of tangible assets by any member of the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), in each case, in the past three (3) years;

(vi)  all Contracts (A) pursuant to which any member of the Company Group is granted a license, immunity or other right in or to any Intellectual Property Rights from any third party that is material to the Business; or (B) granting a license, covenant not to sue, restriction on the Company Group, immunity or other right in or to any Owned IPR that is material to the Business; provided, however, none of the following shall be required to be listed on Company Schedule 4.13(a)(vi), but shall be deemed to be Material Contracts if they otherwise qualify, solely for purposes of Section 4.13(b) (other than the first sentence thereof)): (w) “shrink wrap” or other agreements granting nonexclusive rights, covenants, immunities, or licenses to use software, without material customization or hosted services that are generally commercially available on standard terms, (x) (a) non-exclusive licenses, rights, immunities, or covenants of Owned IPR granted to customers, service providers, or vendors in the ordinary course of business or (b) non-exclusive licenses, rights, immunities, or covenants that are incidental or ancillary to the primary purpose of such Contract and granted in the ordinary course of business, (y) Contracts with any member of the Company Group’s employees or contractors entered into in the ordinary course of business, and (z) non-disclosure agreements entered into in the ordinary course of business (collectively, the types of Contracts referenced in clauses (w) through (z), the “Standard Contracts”);

(vii)  all Contracts (A) limiting or restricting in any material respect, or purporting to limit or restrict in any material respect, the freedom of any member of the Company Group to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require any member of the Company Group to conduct any business on a “most favored nations” basis with any third party; or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(viii)  all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts, as set forth in the Company Group’s Organizational Documents or in the ordinary course of business;

(ix)  all Contracts evidencing Affiliate Transactions;

(x)  all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest and which involve payments to the lessor thereunder in excess of $400,000 per year;

(xi)  all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money (other than intercompany Indebtedness) in excess of $100,000;

(xii)  all Contracts relating to the voting or control of the Equity Interests of any member of the Company Group or the election of managers of any member of the Company Group (other than the Organizational Documents of the Company Group);

(xiii)  all collective bargaining, works council or other labor-related Contracts with a Union (each, a “Labor Agreement”);

(xiv)  all Contracts with any Authority involving the settlement, conciliation or similar agreement of any Action or threatened Action, pursuant to which the Company Group will have any material outstanding obligation after the date of this Agreement;

(xv)  all Contracts requiring any capital expenditure or capital commitment in excess of $2,000,000; and

(xvi)  all Contracts with any Authority to which any member of the Company Group is a party or any of its assets or properties is bound (including, but not limited to, any Government Contracts with annual aggregate payments or income to, any member of the Company Group in excess of $7,500,000), other than any Permits.

(b)  As of the date of this Agreement, the Company has made available to Parent true and complete copies of all written Material Contracts (to the extent permitted under confidentiality obligations, by national security measures or otherwise), including amendments thereto that are material in nature. Each Material Contract is (i) a legal, valid and binding obligation of the applicable member of the Company Group and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect and (iii) enforceable by and against the applicable member of the Company Group and, to the Knowledge of the Company, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither any member of the Company Group nor, to the Knowledge of the Company, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party, except for any such breaches, violations, defaults or cancellations which would not constitute a Material Adverse Effect. To the Knowledge of the Company, no member of the Company Group has received any claim of default under any such Material Contract, except for any such defaults which would constitute a Material Adverse Effect. Except (A) as would not have a Material Adverse Effect or (B) for Material Contracts that would terminate upon the expiration of their terms prior to the Closing Date, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (y) any potential exercise of termination rights with respect to any Material Contract or (z) any non-renewal or material modification of any Material Contract.

4.14  Licenses and Permits. To the extent disclosure is permitted under applicable confidentiality obligations, national security measures or otherwise, Company Schedule 4.14 sets forth a true and complete list of each material Permit held by any member of the Company Group, and the Company has made available to the Parent (to the extent permitted under applicable confidentiality obligations, national security measures or otherwise) a true, correct and complete copy of each such Permit. Such Permits are valid and in full force and effect. Each member of the Company Group has, and has had for the past three (3) years, all Permits necessary to operate the Business as currently conducted, except where the failure to hold such Permits would not be material to the Company Group, taken as a whole. No member of the Company Group is in material breach or violation of, or material default under, any material Permit, and, to the Knowledge of the Company, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default. No member of the Company Group has received any written notice from any Authority regarding any material violation of any material Permit. There has not been in the past three (3) years, and there is not any pending or, to the Knowledge of the Company, threatened Action, investigation or disciplinary proceeding by or from any Authority against any member of the Company Group involving any material Permit.

4.15  Compliance with Laws. Each member of the Company Group currently conducts and, for the past three (3) years has conducted, the Business in all material respects, in compliance with, all applicable Laws and Orders. In the past three (3) years, there has been no material Action pending, or to the Knowledge of the Company, threatened, alleging any violation or noncompliance with any such Laws or Orders by any member of the Company Group. Except as set forth on Company Schedule 4.15, (a) no member of the Company Group has been charged with or given written notice by, or to the Knowledge of the Company, threatened by, any Authority and, to the Knowledge of the Company, no member of the Company Group is under any investigations with respect to any such Law, and (b) neither any member of the Company Group nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any member of the Company Group is currently subject to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.16  Intellectual Property.

(a)  Company Schedule 4.16(a) sets forth a true, correct and complete list of all (i) unexpired or pending registered or issued Intellectual Property Rights and applications for registration or issuance of Intellectual Property Rights owned or purported to be owned (whether exclusively, jointly with another Person or otherwise) or filed by any member of the Company Group specifying as to each, as applicable: (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right and the nature of such ownership; (C) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, along with the relevant registration or application number, and the filing and registration dates (as applicable) (the “Registered Intellectual Property Rights”); and (ii) other than product names, all material unregistered Marks, included in the Owned IPR (defined below). No Registered Intellectual Property Right that is listed or required to be listed on Company Schedule 4.16(a), (A) has been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (B) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and for the past three (3) years, no such proceeding has been threatened against any member of the Company Group or Ultimate Holdings with respect to any such Intellectual Property Rights.

(b)  Each member of the Company Group is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by such member of the Company Group (including the items of Intellectual Property Rights identified on Company Schedule 4.16(a) as being owned by a member of the Company Group (other than any co-owners disclosed on Company Schedule 4.16(a)), and Owned Software (collectively, “Owned IPR”), free and clear of all Liens, other than Permitted Liens, and otherwise possesses the valid and continuing rights to use, practice or otherwise exploit all other Intellectual Property Rights and IT Assets used, practiced or otherwise exploited in or necessary to conduct the Business as currently conducted (such Intellectual Property Rights, collectively with the Owned IPR, the “Company IPR”). Except as would not be material, individually or in the aggregate, to the Company Group, no client, customer or other Person has claimed in writing received by any member of the Company Group or Ultimate Holdings ownership of any material Owned IPR used by any member of the Company Group in the performance of any Contract. A member of the Company Group solely possesses all proprietary source code comprising Owned IPR including as is used in the conduct of the business of the Company Group as currently conducted.

(c)  To the Knowledge of the Company, there is no Intellectual Property Right owned by any third party that (i) is required by any member of the Company Group to conduct the Business as currently conducted and (ii) any such member of the Company Group is not currently authorized to use. Except as set forth on Company Schedule 4.16(c), (A) the operation of the Business of the Company Group as currently conducted and the use of any Intellectual Property Rights in connection therewith, does not and for the past three (3) years did not, infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; (B) for the past three (3) years no member of the Company Group has sent to any Person any notice, charge, complaint, claim, or other assertion against such Person claiming infringement or violation by or misappropriation of any Owned IPR, and to the Knowledge of the Company, there is no infringement, misappropriation, or other violation by third parties of any such Owned IPR; (C) for the past three (3) years, there has been no, and there is no pending (or, to the Knowledge of the Company, threatened) Action by any Person, and no member of the Company Group has received any written claim, against any member of the Company Group (y) challenging the rights of any member of the Company Group in or to any Owned IPR or the validity, enforceability or scope of any such Owned IPR, or (z) alleging that any member of the Company Group’s use of any Intellectual Property Right or the conduct of the Business, infringes, misappropriates, or otherwise violates, or would, upon the commercialization of any product or service, infringe, misappropriate, or otherwise violate, any Intellectual Property Right of any other Person (including unsolicited offers to license patents, audit demands or cease and desist letters from a third party).

(d) For the past three (3) years, each member of the Company Group has taken commercially reasonable measures and steps to maintain and protect all Owned IPR it owns (or purports to own) and to maintain and protect the confidentiality, integrity and value of any material, confidential Trade Secrets included in the Owned IPR. For the past three (3) years, no such Trade Secrets constituting Owned IPR have been disclosed to any Person other than pursuant to a written non-disclosure and confidentiality agreement or other confidentiality obligations restricting the use and disclosure thereof in a reasonable manner for the protection thereof and, to the Knowledge of the Company, there has been no breach of any such agreement.

(e)  No Person other than (i) the applicable member of the Company Group and (ii) employees who are subject to written or other confidentiality obligations restricting the use and disclosure of source code in a manner reasonable in all material respects for the protection thereof, has access, possession or a license to, or a copy of, (including pursuant to escrow), any source code for any Owned Software (or any actual or contingent right therefor).No material Owned Software is subject to Copyleft Terms except as would not be material, individually or in the aggregate, to the Company Group or the Business. None of the Owned Software contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Owned Software or any product or service containing or used in conjunction with any such Owned Software.

(f)  Except as disclosed on Company Schedule 4.16(f), each Person (including each past and present employee, agent, consultant and contractor) who has contributed to or participated in the creation or development of any material Owned IPR for or on behalf of any member of the Company Group has executed a Contract validly assigning to the applicable member of the Company Group all such Person’s rights, title and interests in and to all Intellectual Property Rights therein or thereto (or all such rights, title, and interests have vested or will vest in the applicable member of the Company Group by operation of Law). No such Person has claimed any ownership interest in any Owned IPR.

(g)  Except as disclosed on Company Schedule 4.16(g), no (i) government funding or (ii) facility of a university, college, other educational institution, or similar institution, or research center was used in the development of any item of material Intellectual Property Right owned or purported to be owned by or exclusively licensed to any member of the Company Group, nor does any such Person have any rights, title, or interest in or to any item of Intellectual Property Right owned or purported to be owned by, or exclusively licensed to any member of the Company Group.

(h)  None of the Owned IPR is subject to any pending or outstanding Order or other disposition of dispute that materially and adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by any member of the Company Group.

(i)  Except as would not be material to the Company Group, taken as a whole, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation of the Transactions will (i) cause any item of Company IPR, used or held for use by any member of the Company Group immediately prior to the Closing, to not be owned, licensed or available for use by the applicable member of the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by any member of the Company Group in order to use or exploit any other such Intellectual Property Rights to the same extent as the applicable member of the Company Group was permitted immediately before the Closing. No Intellectual Property Rights that are used or practiced in (or held for use or practiced in) or otherwise necessary or useful for the conduct of the Business is owned (or purported to be owned), in whole or in part, or controlled by any Affiliate of any member of the Company Group (that is not a member of the Company Group).

(j)  Except with respect to the agreements listed on Company Schedule 4.13(a)(vi), (i) no member of the Company Group is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights and (ii) all of the employees of the Israeli Subsidiary irrevocably and explicitly waived in writing all non-assignable rights, including all moral rights and rights to receive royalties in connection therewith, including under Section 134 of the Israeli Patents Law, 5727–1967 and the Israeli Copyright Act, 5768–2007.

(k)  Except as would not be material to the Company Group, taken as a whole, each member of the Company Group (A) uses all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable Laws and applicable terms governing such use, that govern such member of the Company Group’s use of such Generative AI Tools; (B) has not made available any Personal Information or material confidential Trade Secrets of the Company Group in any prompts or inputs into any third-party hosted Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligations not to: (i) use such prompts or inputs to train the machine learning or algorithm of such Generative AI Tools; (ii) make such data, prompts or inputs available to any third party; (iii) use such data, prompts or inputs for any purpose other than the generation of output to the user or for the benefit of the Company Group; (C) have used Generative AI Tools to develop any material Owned IPR; (D) have used and implemented commercially reasonable practices and procedures designed to ensure that any output generated by a Generative AI Tool has been tested for inaccuracy; and (D) ensure that any Software or other output created (in whole or in part) by the use of Generative AI Tools is subject to human review prior to use or publication, and Software output is subject to a code review process before such Software is used or implemented, including scans for security vulnerabilities.

4.17  Privacy and Cybersecurity.

(a)  Except as would not be material to the Company Group, taken as a whole, the Company IT Assets (i) constitute all Company IT Assets used in and necessary for the operation of the business of the Company Group, taken as a whole; (ii) are adequate for, and operate and perform in all material respects in conformance with, their documentation and functional specifications; (iii) operate and perform in all material respects as currently required to conduct and operate the Business; (iv) are maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers; and (v) do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other malicious code designed or reasonably expected to materially and adversely impact the functionality of, or permit unauthorized access to, or disable, any computer, Software or other IT Asset in an unauthorized manner. The Company has implemented, and has required that its material third-party vendors implement, adequate policies and commercially reasonable security measures (x) regarding the collection, use, disclosure, retention, processing, transfer, security, confidentiality, and availability of Personal Information and business proprietary or sensitive information in its possession, custody or control, or held or processed on its behalf, and (y) regarding the integrity and availability of the Company IT Assets.

(b)  For the past three (3) years, each member of the Company Group has at all times complied in all material respects with (i) all Data Protection Laws, (ii) its own external and internal privacy policies and notices, and (iii) any privacy, data protection or cybersecurity obligations under any Contract to which any member of the Company Group is a party or by which any member of the Company Group is otherwise bound. For the past three (3) years, no member of the Company Group has received any written notice, complaint, claim or inquiry from any Authority or other Person, alleging any violation by the Company Group of any applicable Law or Contract to which the Company Group is bound relating to privacy, data protection or the security of Personal Information, or relating to information security-related incidents. For the past three (3) years, no member of the Company Group has notified in writing, or been required by applicable Law to notify in writing, any person or entity of any Personal Information, or information security-related, incident.

(c)  For the past three (3) years, no member of the Company Group has experienced any material information security incident that has compromised the integrity or availability of the Company IT Assets, and there has been no material loss, damage or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody, or control.

(d)  The consummation of the Transactions will not result in any material violation by the Company Group of any Data Protection Laws, restrict or impair in any material respect the ability of the Company Group to process, collect, store, use and disclose Personal Information held by any member of the Company Group to the same extent that the applicable member of the Company Group would have been permitted to do so had the Transactions not occurred.

4.18  Employees; Employment Matters.

(a)  Except as set forth on Company Schedule 4.18(a), no member of the Company Group is a party to or subject to any Labor Agreement with a Union, and to the Knowledge of the Company, there has been no organizing activity or proceeding by a Union to organize any employees of any member of the Company Group. The Company Group is not a party to or bound by any Labor Agreement or collective labor agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in Israel generally). There is no labor strike, material slowdown, picketing, or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against any member of the Company Group, and in the past three (3) years, no member of the Company Group has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(b)  There are no pending or, to the Knowledge of the Company, threatened Actions against any member of the Company Group under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any Authority involving any member of the Company Group or any employee or other service provider thereof.

(c)  Each member of the Company Group is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to employment or labor, including all applicable Laws relating to employment, legally-required trainings and notices, wages, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, the collection and payment of withholding or social security Taxes, and other Laws relating to harassment, retaliation, disability, labor relations, hours of work, immigration, workers’ compensation, working conditions, occupational safety, family and medical leave, and employee terminations. Each member of the Company Group has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and no member of the Company Group currently employs, or in the past three (3) years has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. In the past three (3) years, no member of the Company Group (i) has received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against any member of the Company Group, and (ii) is liable for any material payment to any Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending, or to the Knowledge of the Company, threatened against any member of the Company Group brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)  To the Knowledge of the Company, in the past three (3) years, no employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(e)  To the Knowledge of the Company, in the past three (3) years, no allegations of sexual harassment have been made to any member of the Company Group against any individual in his or her capacity as director or an employee of the Company Group at a level of Senior Vice President or above.

(f)  Except as set forth on Company Schedule 4.18(f), no member of the Company Group has paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

4.19  Employee Benefits.

(a)  Company Schedule 4.19(a) sets forth a correct and complete list of all material Plans. With respect to each material Plan, each member of the Company Group has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, trust agreements, insurance Contracts, and other funding vehicles; (ii) the three (3) most recent annual reports and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial, audit and actuarial reports; (v) the most recent determination letter received by the applicable member of the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan; (vi) all material non-routine communications with any Authority involving any matter that could reasonably be expected to result in a material liability to the Company Group.

(b)  No Plan is and no member of the Company Group maintains, contributes to, sponsors, had an obligation to contribute to or any liability, whether absolute or contingent (including any liability on account of any ERISA Affiliate), with respect to any Plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) or (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No member of the Company Group currently maintains, sponsors or is required to contribute to or otherwise participate in, a “multiple employer welfare arrangement” or “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code.

(c)  With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by any member of the Company Group forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d)  There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor, to the Knowledge of the Company, has notice been received by any member of the Company Group of a potential audit or examination) by any Authority.

(e)  Each Plan has been established, operated, administered, enforced and funded in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, any circumstances that exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of any member of the Company Group under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Balance Sheet in accordance with GAAP. With respect to each Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company Group, (i) no breach of fiduciary duty that could reasonably be expected to result in any liability to any member of the Company Group; (ii) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could reasonably be likely to result in liability to any member of the Company Group, excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) no filing has been made with respect to any Plan under any voluntary correction program.

(f)  None of the Plans provide retiree health, medical, welfare or life insurance benefits, or death benefits with respect to current or former employees, directors, officers or individual service providers of any member of the Company Group except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event, including any termination of employment on or following the Closing) (i) result in any material payment becoming due, or increase the amount of any compensation (or any increase in severance pay) or benefits due, to any current or former employee, director, officer, or individual service provider of any member of the Company Group with respect to any Plan; (ii) increase any material compensation or benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any such material compensation or benefits under any Plan; (iv) directly or indirectly cause any member of the Company Group to transfer or set aside any assets to fund any material benefits under any Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or preceding the Merger Effective Time. No Person is entitled to receive any additional payment (including any tax “gross-up” or other payment) from any member of the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee, director, officer, or other service provider of any member of the Company Group.

(i)  Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, with respect to each member of the Company Group that sponsors or maintains such Plan. No member of the Company Group has any obligation to any employee, director, officer, or other service provider with respect to any Plan that is subject to Section 409A of the Code.

(j)  All of the employees of the Israeli Subsidiary are subject to Section 14 arrangement under the Israeli Severance Pay Law, 5723–1963 from the commencement date of their employment and on the basis of their entire salary. The Israeli Subsidiary’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable Law or Contract, or any other payment of substantially the same nature, is funded in all material respects as required by applicable Law by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds.

4.20  Real Property.

(a)  Company Schedule 4.20 sets forth a true, correct and complete listing of all real property currently leased or subleased or otherwise used or occupied by any member of the Company Group (the “Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Real Property Leases”). The Company has provided to Parent a true and complete copy of each of the Real Property Leases. Each member of the Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Company Schedule 4.20, free and clear of all Liens, other than Permitted Liens. No member of the Company Group has breached or violated any local zoning ordinance, and to the Knowledge of the Company, no notice from any Person has been received by any member of the Company Group or served upon any member of the Company Group claiming any violation of any local zoning ordinance.

(b)  With respect to each of the Real Property Leases: (i) it is valid, binding and in full force and effect and enforceable in all respects against the applicable member of the Company Group and, to the Knowledge of the Company, each other party thereto, except as such enforcement may be limited by the Enforceability Exceptions; (ii) the applicable member of the Company Group is in peaceable possession of the premises leased or used thereunder; (iii) no waiver, indulgence or postponement of the applicable member of the Company Group’s obligations thereunder has been granted by the lessor; (iv) there exist no default or event of default thereunder by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto; and (v) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. No member of the Company Group has leased, licensed or otherwise granted use or occupancy rights with respect to any Leased Real Property or any portion thereof to any third party.

(c)  No member of the Company Group owns, or has ever owned, any Real Property. No member of the Company Group is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any Real Property (except under the Real Property Leases).

4.21  Tax Matters.

(a)  Each member of the Company Group (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns).

(b)  Each member of the Company Group has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amounts of Taxes required to be withheld or collected and paid or remitted by such member of the Company Group in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)  There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of any member of the Company Group that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against any member of the Company Group for any material amount of Taxes that has not been paid or settled in full.

(d)  No statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group has been waived or extended, which waiver or extension is in effect. No member of the Company Group has requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has not since been filed.

(e)  No member of the Company Group has applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority or other Authority (other than such administrative relief obtained from the ITA in the ordinary course of business) which could be binding on Parent, Merger Sub, any member of the Company Group, the Surviving Company or any of their respective Affiliates after the Closing Date.

(f)  There is no Lien (other than Permitted Liens) for Taxes upon any member of the Company Group or any of the assets of any member of the Company Group.

(g)  No written or other claim which remains unresolved has been made by a Taxing Authority in a jurisdiction where any member of the Company Group has not paid any Tax or does not file Tax Returns that such member of the Company Group is or may be subject to material taxation by, or required to file a material Tax Return in, such jurisdiction.

(h)  No member of the Company Group is or has ever been subject to Tax in any country other than the country of incorporation or formation, as applicable, of the applicable member of the Company Group by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in that country, and each member of the Company Group is and has always been Tax resident solely in its country of incorporation or formation, as applicable.

(i)  No member of the Company Group (i) is or has ever been included in any consolidated, combined, unitary, affiliated or other group Tax Return (other than a group the common parent of which is a member of the Company Group) or (ii) has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax). No member of the Company Group is a party to or bound by any Tax sharing, allocation, or indemnification or similar Contract (other than any commercial Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax).

(j)  No member of the Company Group, or Parent with respect to any member of the Company Group, will be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending on or after the Closing Date as a result of any of the following that occurred or existed prior to the Closing: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law), (ii) an installment sale, intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction, (iii) an advance or prepaid amount or deferred revenue realized or received by any member of the Company Group outside of the ordinary course of business, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of any member of the Company Group pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, or (vi) any inclusion under Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to income earned or accrued outside of the ordinary course of business in a taxable period (or portion thereof) ending on or prior to the Closing Date, or (vii) any inclusion under Section 951(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to income earned or accrued outside of the ordinary course of business in a taxable period (or portion thereof) ending on or prior to the Closing Date. No member of the Company Group has made an election pursuant to Code Section 965(h) (or any corresponding or similar provision of any state, local or non-U.S. Tax Law).

(k)  No member of the Company Group is, or has been within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)  Within the past two (2) years, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)  Each member of the Company Group is and has been treated as a “C-corporation” for U.S. federal (and applicable state and local) income Tax purposes since the date of its incorporation or formation, as applicable.

(n)  No member of the Company Group has engaged in, or been a party to, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other similar transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(o)  No member of the Company Group has taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any facts or circumstances, that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p)  The prices for any property or services (or for the use of any property) provided by or to any member of the Company Group are arm’s length prices for purposes of all applicable transfer pricing Laws including Section 85A of the Ordinance and the regulations promulgated thereunder (including relating to the preparation and maintenance of required transfer pricing documentation), and no Authority has sought to adjust, or succeeded in adjusting, the taxable profit or loss of any member of the Company Group under applicable transfer pricing Law.

(q)  The Israeli Subsidiary has not applied for or received any private letter ruling or other Tax ruling (including any “taxation decision” (hachlatat misui) from the ITA), technical advice memoranda, similar agreement or closing agreements from any Authority relating to Taxes) and has not entered into any arrangement with any Authority that requires it to take any action or to refrain from taking any action relating to Taxes.

(r)  The Israeli Subsidiary is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all material respects with all requirements concerning value added Taxes. The Israeli Subsidiary (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 5736–1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant governmental authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund or credit for input VAT for which it is not entitled under any Law.

(s)  The Israeli Subsidiary has not made any election to be treated or claimed or has received any benefits as “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under applicable Law including the Law for the Encouragement of Capital Investments, 5719–1959.

(t)  Neither the Company nor the Israeli Subsidiary is subject to restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance.

(u)  Neither the Company nor the Israeli Subsidiary has undertaken or is engaged in any transaction that will require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006. Neither the Company nor the Israeli Subsidiary is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any other applicable local or foreign Tax law, and including with respect to VAT.

(v)  The Israeli Subsidiary is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(w)  Each member of the Company Group has complied in all material respects with all applicable Laws relating to escheat and unclaimed property, including (i) timely filing all material reports and returns required to be filed with any Authority in connection with any escheat or unclaimed property obligations and (ii) timely remitting to the applicable Authority all material amounts of property required to be escheated or reported as unclaimed property under applicable Law. No member of the Company Group has received any written notice from any Authority asserting any material violation of, or material liability under, any applicable escheat or unclaimed property Law that has not been fully resolved.

(x)  To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to impede or prevent issuance of the Non-Resident Tax Certificate to Ultimate Holdings no later than ninety (90) days before the Outside Closing Date.

4.22  Environmental Laws. No member of the Company Group has (a) in the past three (3) years received any written notice of any alleged material claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials, in each case so as to give rise to any material liability or corrective or remedial obligation of any member of the Company Group under any Environmental Laws; or (c) entered into any written agreement that requires it to indemnify any other Person with respect to material liabilities arising out of Environmental Laws or the Hazardous Material Activities of any member of the Company Group, except in the ordinary course of business, including lease agreements or customer Contracts. There are no Hazardous Materials in, on or under any current properties owned, leased or used by any member of the Company Group in quantities or concentrations that could give rise to any material corrective or remedial obligation of any member of the Company Group under any Environmental Laws.

4.23  Finders’ Fees. Except as set forth on Company Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any of their Affiliates and which is entitled to any fee or commission from any member of the Company Group, Merger Sub, Parent or any of their respective Affiliates upon consummation of the Transactions.

4.24  Powers of Attorney and Suretyships. Except as set forth on Company Schedule 4.24, no member of the Company Group has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.25  Managers and Officers. Company Schedule 4.25 sets forth a true, correct and complete list of all managers and officers of the Company as of the date hereof.

4.26  Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)  The Company, its directors, officers, employees, Subsidiaries, and, to the Knowledge of the Company, its other Representatives: (i) are and in the past five (5) years have been in material compliance with applicable economic or financial sanctions, trade embargos or restrictions administered, enacted or enforced by the U.S. (including by OFAC or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council and the State of Israel (collectively, “Sanctions”); and (ii) are and for the past five (5) years have been in material compliance applicable Laws related to (A) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., the U.S. International Traffic in Arms Regulations, 22 C.F.R. §§ 120 et seq., the Israeli Defense Export Control Law, 2007 and all applicable regulations, orders, licenses and directives thereunder, as administered or enforced by the Israeli Defense Export Controls Agency (collectively, “Export Control Laws”), (B) anti-boycott regulations, as administered by the U.S. Department of Commerce, and the U.S. Department of the Treasury and (C) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., the Israeli Customs Ordinance [New Version] (collectively, (A) – (C) “International Trade Control Laws”).

(b)  The Company, its directors, officers, employees, Subsidiaries, and, to the Knowledge of the Company, its other Representatives are and in the past five (5) years have been in: (i) material compliance with Anti-Corruption Laws; and (ii) compliance with Anti-Money Laundering Laws, and the Israeli Prohibition on Money Laundering Laws, 2000.

(c)  The Company Group have implemented and maintain in effect written policies and procedures and internal controls reasonably designed to promote compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Controls Laws.

(d)  Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Company, any other Representative of the Company, is (i) the subject or target of Sanctions; (ii) designated on any Sanctions or Export Control Laws restricted party list, including the U.S. Department of the Treasury’s List of Specially Designated Nationals and Blocked Persons, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, the Israeli lists under the Counter Terrorism Law, 2016 or any Enemy under the Israeli Trade With Enemy Ordinance, or any Person that is 50 percent or greater owned or otherwise controlled by any of the foregoing (collectively, “Prohibited Party”); or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, the Crimea, so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, Syria, Lebanon, Iraq, and North Korea. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company) has, in the past three (3) years (A) participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions or Export Control Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive Sanctions, in each case in material violation of Sanctions or Export Control Laws; (B) to the Knowledge of the Company, exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, provided services or engaged in any activity in violation of any Export Control Laws, or (C) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, to or from any employee or official of any Authority or any other Person in material violation of Anti-Corruption Laws or any International Trade Control Laws.

(e)  The Company Group has not received written notice of, nor, to the Knowledge of the Company, has it or any of its Representatives been, in the past five (5) years, the subject of, any investigation, inquiry or enforcement proceedings by, or submitted any disclosures (voluntary or otherwise) to any Authority regarding any actual or potential offense or alleged offense under Anti-Corruption Laws, Anti-Money Laundering Laws, or International Trade Controls Laws (including by virtue of having made any disclosure relating to any offense or alleged offense).

4.27  Insurance. All forms of insurance owned or held by and insuring any member of the Company Group or the Business are set forth on Company Schedule 4.27 (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). Except as would not be material, individually or in the aggregate, to the Company Group, (a) such policies are legal, valid, binding, enforceable and in full force and effect, (b) all premiums with respect to such policies have been paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and (c) there is no existing material default or event which, with or without the passage of time or the giving of notice or both, would constitute material noncompliance with, or a material default under, any such policy or entitle any insurer to terminate or cancel any such policy. To the Knowledge of the Company, each such policy shall continue to be legal, valid, binding, enforceable and in full force and effect on the same or substantially similar terms immediately following consummation of the Transactions. The insurance policies to which any member of the Company Group is a party are sufficient for compliance with all material requirements of all Material Contracts to which any member of the Company Group is a party or by which any member of the Company Group or any of its assets or properties are bound. In the past three (3) years, no member of the Company Group has been refused any material coverage under such policies. No member of the Company Group has any self-insurance or co-insurance arrangements. In the past three (3) years, each member of the Company Group has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim.

4.28  Affiliate Transactions. Except for (a) employment relationships and compensation, benefits, travel advances and employee loans contemplated in the ordinary course of business and any other Plans, (b) indemnification agreements between any member of the Company Group and any director, manager or officer thereof, (c) direct or indirect ownership interest in the Company, (d) this Agreement, the Additional Agreements and any Organizational Documents of the Company Group, (e) agreements or arrangements entered into on an arms’ length basis, (f) arrangements solely within or among the Company Group or (g) as set forth in Company Schedule 4.28, no Company Member, Affiliate of the Company, or Related Party to the Company Group (i) is a party to any material Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company Group, (ii) owns any property or right, tangible or intangible, which is used by any member of the Company Group, (iii) has any direct economic interest in any Contracts with any member of the Company Group or any Contracts that any member of the Company Group or its assets or properties are bound by, or (iv) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group (each of the forgoing clauses, an “Affiliate Transaction”).

4.29  Top Customers, Vendors, and Suppliers.

(a)  Company Schedule 4.29(a) sets forth on a blinded basis the top ten (10) customers of the Company Group (by revenue amount) for the year ended December 31, 2025 (collectively, the “Material Customers”). To the Knowledge of the Company, no Material Customer has expressed to any member of the Company Group (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company Group or (ii) that any member of the Company Group is in material breach of the terms of any Contract with such Material Customer, other than pursuant to the terms of a Contract in place as of the date hereof.

(b)  Company Schedule 4.29(b) sets forth on a blinded basis the top ten (10) vendors to and/or suppliers of the Company Group (by spend amount) for the year ended December 31, 2025 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company Group during such periods. To the Knowledge of the Company, no Material Supplier has expressed to any member of the Company Group (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company Group or (ii) that any member of the Company Group is in material breach of the terms of any Contract with such Material Supplier, other than pursuant to the terms of a Contract in place as of the date hereof.

4.30  Government Contracts.

(a)  Except as would not reasonably be expected to be material to the Company Group, taken as a whole, to the Knowledge of the Company, there exists no default or event of default, nor any event, occurrence, condition or act (including the consummation of the Transactions, but other than the Permitted Name Change) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Government Contract. To the Knowledge of the Company, all of the covenants to be performed by any other party to any Government Contract have been fully performed in all material respects.

(b)  To the Knowledge of the Company, no member of the Company Group is a party to any Contract or subject to any Law or Order that would reasonably be expected to result in the termination of any Government Contract or that would impose any material limitation on any member of the Company Group’s ability to perform a Government Contract or to continue its business as presently conducted and proposed to be conducted (other than as a result of the Permitted Name Change).

(c)  No member of the Company Group has any outstanding bid that is material to the Company Group, taken as a whole, and that has been submitted to the U.S. government or any other Authority, or to any proposed prime contractor under an existing or proposed prime government Contract.

(d)  To the Knowledge of the Company, in the past six (6) years, the Company Group has complied in all material respects with all statutory and regulatory requirements affecting the Government Contracts or bids with all certificates and representations executed in connection therewith (which certificates and representations were current, accurate and complete in all material respects as of their effective date), including, to the extent applicable, (i) the Federal Acquisition Regulation (FAR), (ii) the Defense Federal Acquisition Regulation Supplement (DFARS), including DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting), (iii) the Cybersecurity Maturity Model Certification (CMMC) framework requirements, and (iv) any applicable classified information handling and security requirements.

(e)  To the Knowledge of the Company, in the past six (6) years, no payment has been made by any member of the Company Group or by any Person authorized to act on their behalf, to any Person in connection with any Government Contract of any member of the Company Group in violation in any material respects of applicable U.S. or foreign procurement Laws, including any criminal or civil Laws relating to bribes or gratuities.

(f)  To the Knowledge of the Company, with respect to each Government Contract to which a member of the Company Group is a party: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Company Group has complied in all material respects with all such representations and certifications in the past six (6) years; (ii) in the past six (6) years, neither the U.S. government nor any prime contractor, subcontractor or other Person has notified any member of the Company Group, either orally or in writing, that a member of the Company Group has breached or violated any Law, or any certificate, representation, clause, provision or requirement pertaining to such Government Contract; and (iii) in the past six (6) years, no termination for convenience or termination for default has occurred, and no cure notice or show cause notice is currently in effect pertaining to such Government Contract.

(g)  During the last six (6) years, to the Knowledge of the Company, (i) none of the members of the Company Group or any of their directors or officers (in each case acting in their capacities as such) has been (A) under administrative, civil or criminal investigation or indictment by any Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or (B) suspended or debarred from doing business with the U.S. government or other Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. government contracting; and (ii) no member of the Company Group has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. government related to the same.

(h)  To the Knowledge of the Company, in the past six (6) years, the Company Group has complied in all material respects with (i) the U.S. Department of Defense requirements for cyber incident reporting, including those set forth in DFARS 252.204-7012, (ii) all regulations and Contract terms implementing Section 889 of the National Defense Authorization Act for Fiscal Year 2019, and (iii) to the extent applicable, (A) any Cybersecurity Maturity Model Certification (CMMC) requirements applicable to any Government Contract, (B) any requirements relating to the handling, storage, transmission or processing of Controlled Unclassified Information (CUI) or Covered Defense Information (CDI), and (C) any applicable requirements relating to the handling of classified national security information.

(i)  To the Knowledge of the Company, in the past six (6) years, the Company Group has complied in all material respects with all applicable cost accounting standards and cost accounting requirements pertaining to any Government Contract. Each member of the Company Group has submitted all invoices, vouchers, requests for progress payments, and all other payment requests and claims for payment in connection with each Government Contract in material compliance with the terms and conditions of such Government Contract and applicable Law. No member of the Company Group has knowingly submitted, or caused to be submitted, any invoice, voucher, claim for reimbursement, or other request for payment to the U.S. government or any prime contractor in connection with any Government Contract that was, at the time of submission, materially false, fictitious, or fraudulent, or that included costs that were unallowable under applicable Law or the terms of the applicable Government Contract.

(j)  To the Knowledge of the Company, in the past six (6) years, the Company Group has complied in all material respects with all applicable ethics, integrity, and conflict of interest Laws, regulations, and Contract requirements pertaining to Government Contracts, including (i) FAR Part 3, (ii) the Procurement Integrity Act (41 U.S.C. § 2101 et seq.), (iii) the Anti-Kickback Act (41 U.S.C. §§ 8701–8707), and (iv) any internal codes of conduct and internal control systems as required by Law or Contract. No member of the Company Group has, within the last six (6) years, (A) made any voluntary disclosure to the U.S. government or any other Authority regarding any potential or actual violation of any ethics, integrity, or conflict of interest requirement under or in connection with any Government Contract, (B) received any written notice, allegation, or demand from the U.S. government or any other Authority asserting a material violation of any applicable ethics or conflict of interest requirement in connection with any Government Contract, or (C) been subject to any material fine, penalty, or sanction by any Authority arising from any alleged ethics or conflict of interest violation in connection with any Government Contract.

4.31  Investment Company Act. No member of the Company Group is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.32  Information Supplied. None of the information supplied or to be supplied by any member of the Company Group expressly for inclusion or incorporation by reference in (a) the Registration Statement, the Proxy Statement/Prospectus or any Other Filing, at the time of filing or mailing and at the time of the Parent Shareholder Meeting, or (b) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority or stock exchange with respect to the Transactions or any Additional Agreements, at the time of filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no member of the Company Group makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Parent, Merger Sub or their respective Affiliates.

4.33  Governmental Grants. Other than as set forth in Company Schedule 4.33, the Company Group has not received or applied for any grant, loan, incentives, or other support or benefits (including, without limitation, tax benefits) from any Israeli, other foreign binational or multinational foundation, association, university, consortiums, institution or federal, state or local governmental authority or any other programs, in each case, which remains outstanding and imposes any restriction as of the date hereof of any kind on the Company Group’s intellectual property, including, without limitation, grants from the Israeli Innovation Authority (previously the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry (the “IIA”) or the Fund for the Encouragement of Marketing Activities.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Schedules or as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company:

5.1  Corporate Existence and Power. Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the Transactions. Parent has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of each Parent Party, in each case as amended to the date hereof. The Organizational Documents of each Parent Party are in full force and effect. Neither Parent Party is in material violation of any of the provisions of its Organizational Documents.

5.2  Authorization. The Parent Parties have the requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which either Parent Party is a party and to consummate the Transactions, in the case of Parent, subject to receipt of the Parent Shareholder Approvals. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which either Parent Party is a party, and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary action on the part of the Parent Parties, in the case of Parent, subject to receipt of the Parent Shareholder Approvals. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which either Parent Party is a party will constitute, subject in each case to the due and valid authorization, execution and delivery by each other party hereto and thereto, a valid and legally binding agreement of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent and, together with the Parent Shareholder Approvals, no other corporate or limited liability company proceeding on the part of the Parent Parties is necessary to authorize this Agreement or the Additional Agreements or the consummation of the Transactions.

5.3  Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in ARTICLE IV, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which either Parent Party is a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Stock Exchange filings and approval required to consummate the Transactions, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and (e) Regulatory Approvals.

5.4  Non-Contravention. Subject to the receipt of the Parent Shareholder Approvals, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which either Parent Party is a party does or will (a) contravene or conflict with the Organizational Documents of the Parent Parties, (b) subject to receipt of Regulatory Approvals, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Parent Parties or by which any of the Parent Parties’ assets or properties are bound, (c) except with respect to Regulatory Approvals, require the consent, approval or authorization of, or notice to any Person pursuant to, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate, give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Parent Party pursuant to, require any payment or reimbursement to a third party pursuant to or give rise to a loss of any benefit relating to the business of the Parent Parties to which they are entitled under, in each case, any Permit or Contract or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on either Parent Party’s assets or properties or any of the Equity Interests of either Parent Party, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) through (d) would not have or reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the Transactions.

5.5  Finders’ Fees. Except as set forth on Parent Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either of the Parent Parties or their Affiliates and which is entitled to any fee or commission from either Parent Party, the Company or any of their respective Affiliates upon consummation of the Transactions.

5.6  Capitalization.

(a)  The authorized share capital of Parent is $48,100 divided into (i) 400,000,000 Parent Class A Shares, of which 26,158,000 shares are issued and outstanding as of the date of this Agreement (of which 25,800,000 are redeemable pursuant to the Redemption), (ii) 80,000,000 Parent Class B Shares, of which 5,160,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first offer or refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any Contract to which Parent is a party or by which Parent is bound.

(b)  As of the date of this Agreement, there are outstanding 25,800,000 Parent Public Rights. All outstanding Parent Public Rights are valid and binding obligations of Parent, enforceable against Parent in accordance with their terms (subject to the Enforceability Exceptions) and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any Contract to which Parent is a party or by which Parent is bound.

(c)  Except for the Parent Units, Ordinary Shares and the Parent Public Rights, no Equity Interests of Parent are issued, reserved for issuance or outstanding. Except as set forth in the Parent Articles, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares, Parent Public Rights or any other Equity Interests of Parent. There are no outstanding obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)  The Merger Sub is authorized to issue limited liability company interests (“Merger Sub Membership Interests”), and 100% of the Merger Sub Membership Interests are issued and outstanding to Parent as of the date hereof. Except for the Merger Sub Membership Interests, no other Equity Interests of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Membership Interests are duly authorized, validly issued and fully paid and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, the Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Membership Interests or any other Equity Interests of Merger Sub. There are no outstanding obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7  Subsidiaries. Except for Merger Sub, Parent has no Subsidiary, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

5.8  Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting, the Domestication Effective Time, or at the Merger Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

5.9  Trust Account. As of June 30, 2026, Parent has at least $273,512,743 in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) held as cash, or invested in an interest bearing or non-interest bearing demand deposit account, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of October 23, 2024, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Articles), and Parent pursuant to a permitted withdrawal of interest income to pay Parent’s taxes and up to $1,000,000 per year for working capital purposes, as described in the Parent SEC Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10  Parent SEC Documents and Financial Statements.

(a)  Parent has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Documents”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Registration Statement, the Proxy Statement/Prospectus, and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Documents”). All of the Parent SEC Documents, Additional Parent SEC Documents, any correspondence from or to the SEC or Stock Exchange (other than such correspondence in connection with the IPO of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b)  The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.10(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Stock Exchange.

(c)  The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Documents will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d)  Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent and Merger Sub are required by U.S. GAAP to be included in the Parent Financial Statements.

(e)  The issued and outstanding Parent Units, Parent Class A Shares, and Parent Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “BEAGU,” “BEAG,” and “BEAGR,” respectively. There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Class A Shares, or Parent Rights or terminate the listing of Parent on Nasdaq. Except in connection with the Transactions, none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, Parent Class A Shares, or Parent Rights under the Exchange Act.

(f)  Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

5.11  Absence of Certain Changes. As of the signing date of this Agreement and since the date of its formation, neither the Parent nor Merger Sub has: (a) conducted any business other than as is or was incidental to its formation, or, in the case of the Parent, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination, as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities; or (b) been subject to a change, circumstance, condition, development, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Parent Parties to consummate the Transactions.

5.12  Certain Business Practices. Neither Parent nor any director, officer or employee of Parent, nor, to the Knowledge of Parent, any other Representative of Parent, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or any equivalent Law including the Israeli Penal Law, 1977, or (d) made any other unlawful payment. Neither Parent nor any director, officer or employee of Parent nor, to the Knowledge of Parent, any other Representative of Parent has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.13  Anti-Money Laundering Laws. The operations of Parent are, and for the five (5) years prior to the date hereof, have at all times been conducted in material compliance with the Anti-Money Laundering Laws, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.14  Compliance with Laws. Since its inception, each of the Parent and Merger Sub has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the Transactions. No written notice of violation or of non-compliance with any applicable Law has been received by the Parent or Merger Sub since Parent’s or Merger Sub’s inception, as applicable. To the Knowledge of Parent, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against the Parent or Merger Sub.

5.15  Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements, understandings or other Contracts between any Parent Party, on the one hand, and any Related Party of Parent, on the other hand.

5.16  Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against either Parent Party or that affects its assets or properties, or (b) Order outstanding against either Parent Party or that affects its assets or properties. Neither Parent Party is party to a judgment or settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have or reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the Transactions.

5.17  Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, neither Parent Party has any Indebtedness or other liabilities, except as incurred in the ordinary course of business or as a result of its activities in connection with the Domestication, Merger, and the other Transactions.

5.18  Investment Company Act. Neither the Parent nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. As of the date of this Agreement, the Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.19  Material Contracts and Commitments. Except as set forth in Parent Schedule 5.19 or as reserved against on the balance sheet and disclosed in the Parent SEC Documents, and other than Contracts that would not reasonably be expected to give rise to more than $50,000 of liability or expense, (a) Parent is not party to any material Contract (b) none of Parent, any Affiliate or Related Party of Parent, Sponsor or any Affiliate or Related Party of Sponsor is party to any engagement letter or Contract to pay or incur any other Transaction Expenses for which the Parent will be responsible for amounts following the Closing.

5.20  Employees; Benefit Plans. Neither the Parent nor Merger Sub has had any employees, and neither the Parent nor Merger Sub has any unsatisfied material liability with respect to any employee. Neither the Parent nor Merger Sub currently maintains or has any direct liability under any benefit plan.

5.21  Properties. Neither the Parent nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property Rights. Neither the Parent nor Merger Sub owns or leases any material real property or material Tangible Personal Property.

5.22  Tax Matters.

(a)  Each of the Parent Parties (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns).

(b)  Each of the Parent Parties has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amounts of Taxes required to be withheld or collected and paid or remitted thereby in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)  There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of any of the Parent Parties that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against any of the Parent Parties for any material amount of Taxes that has not been paid or settled in full.

(d)  No statute of limitations in respect of the assessment or collection of any Taxes of any of the Parent Parties has been waived or extended, which waiver or extension is in effect. None of the Parent Parties has requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has not since been filed.

(e)  None of the Parent Parties has applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, any member of the Company Group, the Surviving Company or any of their respective Affiliates after the Closing Date.

(f)  There is no Lien (other than Permitted Liens) for Taxes upon any of the Parent Parties or any of the assets of any of the Parent Parties.

(g)  No written or other claim which remains unresolved has been made by a Taxing Authority in a jurisdiction where any of the Parent Parties has not paid any Tax or does not file Tax Returns that such Parent Party is or may be subject to material taxation by, or required to file a material Tax Return in, such jurisdiction.

(h)  None of the Parent Parties is or has ever been subject to Tax in any country other than the country of incorporation or formation, as applicable, of such Parent Party by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in that country, and each of the Parent Parties is and has always been Tax resident solely in its country of incorporation or formation, as applicable.

(i)  The prices for any property or services (or for the use of any property) provided by or to any of the Parent Parties are arm’s length prices for purposes of all applicable transfer pricing Laws including Section 85A of the Income Tax Ordinance and the regulations promulgated thereunder, and no Authority has sought to adjust, or succeeded in adjusting, the taxable profit or loss of any of the Parent Parties under applicable transfer pricing Law.

(j)  None of the Parent Parties (i) is or has ever been included in any consolidated, combined, unitary, affiliated or other group Tax Return (other than a group the common parent of which is a Parent Party) or (ii) has any liability for the Taxes of any Person (other than another Parent Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax). None of the Parent Parties is a party to or bound by any Tax sharing, allocation, or indemnification or similar Contract (other than any commercial Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax).

(k)  None of the Parent Parties will be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed prior to the Closing: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law), (ii) an installment sale, intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction, (iii) an advance or prepaid amount or deferred revenue realized or received by any of the Parent Parties outside of the ordinary course of business, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of any of the Parent Parties pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951A of the Code (or any corresponding or similar provision of any state, local or non-U.S. Law) with respect to income earned or accrued outside of the ordinary course of business in a taxable period (or portion thereof) ending on or prior to the Closing Date, or (vii) any inclusion under Section 951(a) of the Code (or any corresponding or similar provision of any state, local or non-U.S. Law) with respect to income earned or accrued outside of the ordinary course of business in a taxable period (or portion thereof) ending on or prior to the Closing Date.

(l)  Within the past two (2) years, none of the Parent Parties has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)  Parent is and has been treated as a “C-corporation” for U.S. federal (and applicable state and local) income Tax purposes since the date of its incorporation.

(n)  None of the Parent Parties has engaged in, or been a party to, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other similar transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(o)  None of the Parent Parties has taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any facts or circumstances, that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p)  Each Parent Party has complied in all material respects with all applicable Laws relating to escheat and unclaimed property, including (i) timely filing all material reports and returns required to be filed with any Authority in connection with any escheat or unclaimed property obligations and (ii) timely remitting to the applicable Authority all material amounts of property required to be escheated or reported as unclaimed property under applicable Law. No Parent Party has received any written notice from any Authority asserting any material violation of, or material liability under, any applicable escheat or unclaimed property Law that has not been fully resolved.

5.23  No Foreign Person. None of the Parent Parties will be, as of the Closing Date and subject to the Domestication, (a) a foreign person or foreign entity (as defined in 31 C.F.R. §§ 800.220, 800.224) or (b) controlled by or acting on behalf of a foreign government (as defined in 31 C.F.R. § 800.222). The transaction as contemplated by this Agreement will not result in a “covered transaction,” as defined in 31 C.F.R. § 800.213.

5.24  Interest in Competitors. Neither Parent Party owns any interest, nor does any of their respective Affiliates (insofar as such Affiliate-owned interests would be attributed to such Parent Party under the HSR Act or any other antitrust Law) own any interest, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of the Company Subsidiaries’ lines of products, services or business.

5.25  Sponsor Support Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent as of the date hereof. The Sponsor Support Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any obligations of any such party under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Support Agreement.

5.26  Insurance. All forms of director and officer insurance owned or held by and insuring any director, officer, member, employee, agent, manager or similar functionary of a member of the Parent Parties are set forth on Parent Schedule 5.26 (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) (such policies, the “Parent Insurance Policies”). Except as would not be material, individually or in the aggregate, to the Parent Parties, (a) the Parent Insurance Policies are legal, valid, binding, enforceable and in full force and effect, (b) all premiums with respect to the Parent Insurance Policies have been paid when due, and no notice of cancellation or termination has been received with respect to any Parent Insurance Policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and (c) there is no existing material default or event which, with or without the passage of time or the giving of notice or both, would constitute material noncompliance with, or a material default under, any Parent Insurance Policy or entitle any insurer to terminate or cancel any Parent Insurance Policy. To the Knowledge of Parent, each Parent Insurance Policy shall continue to be legal, valid, binding, enforceable and in full force and effect on the same or substantially similar terms immediately following consummation of the Transactions. In the past three (3) years, no member of the Parent Parties has been refused any material coverage under the Parent Insurance Policies to which such member was entitled.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1  Conduct of Business. Each of the Company and Parent covenants and agrees that, from the date hereof until the earlier of (a) the date this Agreement is terminated in accordance with ARTICLE X and (b) the Closing Date (such period, the “Interim Period”), unless Parent or the Company, as applicable, shall otherwise give prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and except (i) as expressly required or permitted by this Agreement (including, for the avoidance of doubt, the Company Recapitalization, the issuance of Promised Company Options and the Permitted Name Change) or any Additional Agreement, (ii) in the case of the Company Group, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (iii) as required by applicable Law, each party hereto shall operate and conduct its respective business in the ordinary course of business in all material respects, consistent with past practices. Without limiting the generality of the foregoing, during the Interim Period, except (A) as expressly required or permitted by this Agreement (including, for the avoidance of doubt, the Company Recapitalization, the issuance of Promised Company Options and the Permitted Name Change) or any Additional Agreement, (B) in the case of the Company, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (C) as required by applicable Law, without the prior written consent of Parent or the Company, as applicable (which shall not be unreasonably conditioned, withheld or delayed), neither the Company (with respect to the Company Group) nor Parent nor Merger Sub (with respect to the Parent Parties) shall:

(a)  amend, modify or supplement its Organizational Documents, or propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution, declaration of bankruptcy or similar transaction;

(b)  amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise relinquish any material right under, (i) with respect to the Company Group, any Material Contract or other right or asset of the Company Group or (ii) with respect to Parent, any Subscription Agreement or the Trust Agreement (in each case in a manner that would reasonably be expected to have a material adverse effect on Parent or the Transactions);

(c)  except in the ordinary course of business consistent with past practice, solely with respect to the Company Group, modify, amend or enter into any Contract, including for capital expenditures, that (i) extends for a term of one (1) year or more or obligates the payment by the Company Group or Parent, as applicable, of more than $7,500,000 (individually or in the aggregate) or (ii) would be considered a Material Contract if in effect on of the date hereof;

(d)  make any capital expenditures in excess of $4,000,000 (individually or in the aggregate);

(e)  (i) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien, abandon, cancel, fail to maintain, let lapse, or otherwise dispose of any of the Company’s or any member of the Company Group’s material tangible or intangible assets or material rights, except (A) pursuant to existing Contracts that are set forth on Company Schedule 6.1(e), (B) the expiration of Intellectual Property Rights at the end of the applicable statutory life or (C) non-exclusive licenses and sublicenses of Intellectual Property Rights granted in the ordinary course of business; or (ii) disclose any material confidential Trade Secret included in the Owned IPR to any Person other than pursuant to a written agreement or other obligation restricting the use and disclosure thereof by such Person in a manner that is consistent with such agreements or obligations entered into in the ordinary course of business for the protection thereof;

(f)  except, in the case of the Company Group, payment of the Paragon Earnout Consideration, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(g)  (i) amend any term, right or obligation with respect to any of its Equity Interests, or (ii) adjust, split, subdivide, combine, consolidate or reclassify any of its Equity Interests;

(h)  except in each case, in the case of the Company Group, payment of the Paragon Earnout Consideration, (i) make any loan, advance or capital contribution to, or investments in, any Person other than in the ordinary course of business, consistent with past practice, or, in the case of the Company Group, to any Company Subsidiary; (ii) incur, assume, guarantee or otherwise become liable for, any Indebtedness that will not otherwise be repaid at Closing in excess of $25,000,000 (in the aggregate), other than drawings under lines of credit in the ordinary course of business, if any, and other than, in the case of Parent, loans or advances from the Sponsor or an Affiliate thereof or certain of Parent’s officers and directors to finance the Parent Transaction Expenses (which loans or advances shall be treated as a Parent Transaction Expense); (iii) repay or satisfy any Indebtedness other than in the ordinary course of business; or (iv) amend or modify in any material respect any Indebtedness (other than Indebtedness that will be repaid at Closing) in a manner that would reasonably be expected to have an adverse effect on Parent or the Transactions;

(i)  solely with respect to the Company Group, suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets or properties;

(j)  (i) merge or consolidate or enter a similar transaction with, or acquire any business or the material assets or Equity Interests of, any other Person at a cost in excess of $20,000,000, (ii) dispose of or sell (whether by merger, consolidation or the sale of any Equity Interest or assets) any material assets to any other Person, or (iii) form any Subsidiary;

(k)  terminate or allow to lapse any insurance policy protecting any of the Company Group’s or Parent’s respective material assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(l)  adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(m)  institute, waive, release, compromise, settle or agree to settle any Action, in each case resulting in a payment obligation of the Company Group or Parent, as applicable, in excess of $1,000,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(n)  except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods or practices or write down the value of its assets;

(o)  change its principal place of business or jurisdiction of organization or enter into any material new line of business;

(p)  solely with respect to Parent, enter into, renew, modify or revise any Contract or transaction with the Sponsor or any of its Affiliates;

(q)  except, in the case of the Company Group, payment of the Paragon Earnout Consideration, sell, issue, redeem, assign, transfer, pledge, convey, repurchase or otherwise dispose of any Equity Interests;

(r)  (i) other than the Merger Sub CTB, make (in a manner inconsistent with past practice), change, or revoke any material Tax election; (ii) change any annual Tax accounting periods or material method of Tax accounting; (iii) amend, any filed material Tax Return; (iv) settle or compromise any claim, audit report or other Action in respect of a material amount of Taxes; (v) enter into any Tax allocation, Tax sharing, Tax indemnity or similar Contract (in each case, excluding any commercial Contract entered into in the ordinary course of business and, the primary purpose of which is not Tax) or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law), in each case, with respect to a material amount of Taxes; (vi) surrender or forfeit or allow to expire any right to claim a material Tax refund; (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; (viii) other than the Merger Sub CTB, take any action that would change the classification of any member of the Company Group or Parent or Merger Sub, as the case made be, for U.S. federal (or applicable state and local) income Tax purposes or liquidate or otherwise dissolve such Person; (ix) other than the Option Tax Ruling, seek any Tax ruling from any Taxing Authority or (x) initiate or enter into any voluntary disclosure agreement or similar agreement with any Taxing Authority;

(s)  take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(t)  solely with respect to the Company Group, other than as required by a Plan, in connection with the Executive Employment Agreements or payment of the Paragon Earnout Consideration or as otherwise explicitly contemplated hereunder, (i) grant any severance, retention, change in control or termination or similar pay to any employee whose annual base compensation exceeds $150,000, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Plan as of the date hereof, (iii) increase the wages, salaries, severance, termination or bonus opportunity, or benefits of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company Group in the ordinary course of business consistent with past practice that do not exceed twenty-five percent (25%) individually or ten percent (10%) in the aggregate, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company Group, except as provided in this Agreement, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $400,000 (provided, that notwithstanding the foregoing, the Company Group may hire or engage up to five (5) new employees or independent contractors each with an annual base compensation in excess of $400,000 but less than $500,000 without Parent’s prior written consent), (v) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $150,000, (vii) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (viii) enter into, or make any commitment to enter into, adopt, amend, engage in any negotiations regarding, or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, except as required under the terms of any collective bargaining agreement in effect on the date hereof, (ix) fund or commit to fund any Plan, or make or commit to make any bonus, retention, transaction, severance, or other payment (whether in cash, property or securities) to any employee, officer, director, or other individual service provider, (x) grant, announce (or promise to grant or announce), accelerate (or promise to accelerate) the vesting, funding, lapsing of restrictions or payment, or materially amend, modify, terminate or supplement the terms of any equity or equity-based or phantom equity award (excluding any Promised Company Options) to any employee whose annual base compensation exceeds $150,000; or

(u)  except, in the case of the Company Group, in connection with the Paragon Earnout Agreement, agree or commit to do any of the foregoing.

6.2  Exclusivity.

(a)  During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, facilitate, solicit, initiate, engage in or participate in any discussions or negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, including furnishing (including through any virtual data room) any information relating to the Company or Parent, respectively, or any of their respective assets or businesses, or affording access to the assets, business, properties, books or records of the Company or Parent, respectively, to any Person for the purpose of facilitating an Alternative Transaction, or (iii) approve, recommend, endorse or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or publicly announce an intention to enter into an Alternative Transaction. Immediately following the execution of this Agreement, the Company and the Parent shall each, and shall cause each of its respective Representatives to, terminate any existing discussion or negotiations with any Persons other than Parent, on the one hand, or the Company, on the other hand, concerning any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving the Company, on the one hand, or the Parent, on the other hand, as applicable and in each case other than the Transactions (including, for the avoidance of doubt, the Company Recapitalization): (A) any direct or indirect merger, consolidation, share exchange, business combination, reconsolidation, recapitalization, reorganization, liquidation, dissolution, or other similar transaction, or (B) any direct or indirect sale, lease, license, exchange, transfer, option or other disposition of (y) all or a material portion of the assets or properties of the Company or the Business, on the one hand, or the Parent, on the other hand, as applicable, or (z) any class or series of the capital stock or other Equity Interests or debt securities or profit interests of the Company, on the one hand, or the Parent, on the other hand.

(b)  In the event that there is an inquiry, proposal or offer for, or an indication of interest in entering into, an Alternative Transaction, communicated to the Company, Parent or any of their respective Representatives (each, an “Alternative Proposal”), the Company or Parent, as applicable, shall as promptly as practicable (and in any event within two (2) Business Days after receipt thereof) advise Parent or the Company, as applicable, in writing of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company or Parent, as applicable, shall keep Parent or the Company, as applicable, informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3  Access to Information. During the Interim Period, the Company and Parent shall each, to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives reasonable access to the offices, properties, employees, and Books and Records of the Company Group, on the one hand, and Parent, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company Group, on the one hand, and Parent, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company Group or the Business (in the case of the Company) or the Parent or the business of Parent (in the case of Parent); provided that any access granted pursuant to this Section 6.3 shall be (i) during normal business hours and upon reasonable prior written notice, (ii) in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company) or the business of Parent (in the case of Parent) and (iii) reasonably necessary to enable the Company or Parent, as applicable, to consummate the Transactions. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) violate any applicable Law to which it is subject, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or requirement to hold a national security (or similar) certification; or (D) result in the disclosure of non-financial trade secrets or competitively sensitive information; provided that the Company and Parent shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver, violation, or disclosure.

6.4  Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a)  As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the Subscription Agreements (the “Signing Press Release”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b)  The Company shall promptly provide to Parent such information concerning the Company Group and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, including the Company PCAOB Audited Financial Statements, Parent and the Company shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approvals at a general meeting (whether annual or extraordinary) of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”), which shall be included in the Registration Statement filed by Parent with the SEC. Parent shall promptly respond to any SEC comments on the Registration Statement. Parent and the Company shall each pay fifty percent (50%) of the filing fees required in connection with filing the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(c)  Parent shall (i) permit the Company and its counsel to review and comment on the Offer Documents and (ii) consider any such comments in good faith. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(d)  None of Parent, Parent’s board of directors nor any committee of the Parent board of directors shall, except as required by applicable Law, withdraw, qualify, amend, change or modify, or propose publicly or by formal action of Parent, the Parent board of directors or any committee of the Parent board of directors to withdraw, qualify, amend, change or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent board of directors or any committee of the Parent board of directors in connection with any of the Parent Proposals (in each case, a “Change in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Parent Shareholder Approval, the Parent board of directors may make a Change in Recommendation if it shall have determined in good faith, after consultation with outside legal advisors, that the failure to make a Change in Recommendation would be a material breach of its fiduciary duties under applicable Law.

(e)  As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “S-4 Effective Date”) (and in any event within five (5) days thereafter), Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with the Parent Articles and all applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholder Meeting, including the Parent Proposals.

(f)  Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Parent Articles and all applicable Laws of the Cayman Islands, the SEC and the Stock Exchange in the preparation, filing and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the S-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the Parent Shareholders, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Offer Documents, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(g)  In accordance with the Parent Articles and applicable Laws, including the Cayman Companies Act and rules and regulations of the Stock Exchange in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares (as applicable) the approval of the following proposals: (i) approval of the Transactions (the “Business Combination Proposal”); (ii) approval of the Domestication (the “Domestication Proposal”); (iii) adoption and approval of the PubCo COI (the “Charter Amendment Proposal”), (iv) adoption and approval of any separate or unbundled advisory proposals as are required to implement the PubCo COI (the “Advisory Charter Proposals”); (v) approval of the election of the persons designated pursuant to Section 2.4(b)(i) hereto as directors of PubCo (the “Director Election Proposal”); (vi) approval of the PubCo Equity Incentive Plan (the “Incentive Plan Proposal”); (vii) approval of the PubCo Employee Stock Purchase Plan (the “ESPP Proposal”); (viii) the approval of the issuance or potential issuance of PubCo Common Stock in connection with the Domestication, the Merger and the PIPE Investment under applicable Stock Exchange listing rules (the “Stock Issuance Proposal”); (ix) approval to adjourn the Parent Shareholder Meeting, upon mutual agreement of Parent and the Company, if necessary or desirable; and (x) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions as determined mutually by Parent and the Company (the proposals set forth in the forgoing clauses (i) through (x) collectively, the “Parent Proposals”).

(h)  Parent, with the assistance of the Company, shall use its reasonable best efforts to “clear” comments from the SEC and cause the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of Parent with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC.

(i)  Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(j)  Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC) after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(k)  Prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly following with the Closing, PubCo shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

6.5  Company Financial Statements and Financial Information.

(a)  Promptly following the date of this Agreement, the Company shall provide Parent with audited consolidated financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of members’ equity, of the Company Group as of and for each of the years ended December 31, 2025 and December 31, 2024, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b)  Promptly following the end of each calendar quarter during the Interim Period, the Company shall use its reasonable best efforts to provide Parent with the unaudited consolidated financial statements, including balance sheets, statements of operations, statements of cash flows and statements of members’ equity, of the Company Group as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c)  The Company will promptly provide Parent with additional Company Group financial information reasonably requested by Parent and required to be included in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

6.6  Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a)  Except with respect to the matters set forth in Section 6.4, which shall be governed by the terms and conditions of Section 6.4, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate each of the Transactions. Notwithstanding the foregoing, in no event shall any party hereto be obligated to grant any material concession in connection with obtaining any consent, authorization or approval required in connection with the consummation of the Transactions.

(b)  In furtherance and not in limitation of Section 6.6(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including but not limited to under the HSR Act (collectively, “Antitrust Laws”), each party hereto agrees to make any required filing or application under Antitrust Laws set forth on Company Schedule 6.6(b), as applicable, at such party’s sole cost and expense (except that any fees or other amounts charged by any Authorities relating to such filings or applications will be paid by the Parent and the Company on a 50/50 basis), with respect to the transactions contemplated hereby as promptly as practicable (but in any event, within fifteen (15) Business Days of executing this Agreement for filings under the HSR Act), to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to such Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under such Antitrust Laws as soon as practicable, including, to the extent applicable, by requesting early termination of the waiting period provided for under such Antitrust Laws.

(c)  Except with respect to the matter set forth in Section 6.4, which shall be governed by the terms and conditions of Section 6.4, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities (including the Israeli Defense Export Control Agency) with respect to the Transactions, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings with respect to the Transactions, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any Authority (including the Israeli Defense Export Control Agency) with respect to the Transactions, (iv) provide the other party a reasonable opportunity to review and provide comments to, and give reasonable good faith consideration to any reasonable comments from such other party to, any communication to be given by it to any Authority (including the Israeli Defense Export Control Agency) with respect to the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority (including the Israeli Defense Export Control Agency) in connection with the Transactions unless it gives the other party, to the extent permitted by such Authority and applicable Law, the reasonable opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. During the Interim Period, each party hereto shall give prompt notice to the other parties of the receipt of any notice or other communication from any Authority in connection with the Transactions.

(d)  Notwithstanding anything to the contrary set forth herein, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to provide notification of the Transactions to the Israeli Defense Export Control Agency as promptly as practicable following the execution of this Agreement).

(e)  Without limiting the generality of Section 6.6(c) or Section 6.6(d), if a notice is received from the Israeli Defense Export Control Agency in connection the Transactions that adversely alters, or may materially and adversely alter, the Company or any of its Subsidiaries authorization’s terms and conditions or their respective regulatory status as of the date of this Agreement, or that otherwise imposes conditions materially detrimental to the Company or any of its Subsidiaries, or to this Agreement or any of the Additional Agreements, then each of the parties hereto shall collaborate and use commercially reasonable efforts to limit the adverse effect of such conditions to the satisfaction of each of the parties hereto, acting reasonably.

6.7  Confidentiality.

(a)  Each of the parties hereto hereby acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)  Each of the parties hereto acknowledge and agree that the Confidentiality Agreement shall automatically terminate with no further action by any Person and shall be of no further force and effect upon the Closing.

6.8  Directors’ and Officers’ Indemnification and Liability Insurance.

(a)  The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo and the Surviving Company to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director, officer, member, employee, agent, manager or similar functionary of Parent, Merger Sub or any member of the Company Group, as the case may be, or who, at the request of Parent, Merger Sub or the Company, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), the exculpation, indemnification and advancement of expenses provisions (i) of Parent’s, Merger Sub’s and the Company Group’s respective Organizational Documents as in effect immediately prior to the Closing Date or (ii) in any indemnification agreements between Parent, Merger Sub or the Company, on the one hand, and any D&O Indemnified Party, on the other hand, set forth on Parent Schedule 6.8(a) and any indemnification agreements between the Company and any D&O Indemnified Party set forth on Company Schedule 6.8(a), and the parties hereto shall, and shall cause PubCo and the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall cause the Surviving Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8 without limit as to time.

(b)  At or prior to the Closing, each of Parent and the Company shall purchase a separate “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Parent and the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall Parent and the Company, respectively, be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by Parent and the Company, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Parent shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by PubCo and the Surviving Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.8(b).

(c)  The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of Parent, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Parent and the Company under this Section 6.8(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.8 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties and his or her heirs and representatives, successors and assigns, each of whom is an intended third-party beneficiary of this Section 6.8, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.

(d)  If Parent or, after the Closing, PubCo or the Surviving Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.8.

6.9  Certain Tax Matters.

(a)  For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that the transactions contemplated by this Agreement are treated in accordance with the Intended Tax Treatment. The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), (ii) agree to file and retain such information as shall be required under Treasury Regulations Sections 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by an Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto (and the Sponsor, as relevant) of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for its Intended Tax Treatment by any Authority. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. If the Company reasonably determines that there is a significant risk that the Merger would not qualify for its respective Intended Tax Treatment, but would reasonably be expected to so qualify if a second-step merger, undertaken as promptly as practicable following the Merger, of the Surviving Company into a limited liability company that is disregarded as an entity separate from PubCo for U.S. federal income tax purposes were consummated in accordance with Delaware Law (such second-step merger, the “Second Merger”), the Company shall notify and consult with Parent in good faith promptly after such determination and, if Parent consents to such restructuring (such consent not to be unreasonably withheld, conditioned or delayed; provided that, Parent shall not withhold consent if, in Parent’s reasonable judgement, such restructuring would not have any material adverse effect on the economic, tax or other interests of Parent, the Parent Shareholders, the Sponsor, or the direct or indirect owners of any of them and would not reasonably be expected to materially prejudice the legal or commercial position of such Person) the Company and Parent shall work together in good faith and use commercially reasonable efforts to restructure the Transactions to incorporate the Second Merger so that the Merger and the Second Merger, taken together, qualify for such Intended Tax Treatment. Each of the parties acknowledges and agrees that each such party has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(b)  Notwithstanding anything to the contrary herein, if, in connection with the preparation and filing of the Registration Statement, the Proxy Statement/Prospectus or Other Filings, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such party, dated and executed as of the date as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, the Proxy Statement/Prospectus or Other Filings; provided that, notwithstanding anything to the contrary in this Agreement, (A) nothing in this Agreement shall require (y) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting Parent or the Parent Shareholders or (z) any counsel or Tax advisor to Parent or Merger Sub to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of equity or other securities of the Company, including the Company Securityholders and (B) no Party or their counsel or Tax advisors are obligated to provide any opinion that the relevant portions of the transactions contemplated by this Agreement qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Registration Statement, the Proxy Statement/Prospectus or Other Filings as may be required to satisfy applicable rules and regulations promulgated by the SEC (and, for the avoidance of doubt and solely to the extent necessary, the U.S. federal income tax considerations of such transactions included in the Registration Statement, the Proxy Statement/Prospectus or Other Filings shall be revised by the applicable counsel or Tax advisor delivering such customary opinion in order to enable such counsel or Tax advisor to deliver such customary opinion required by the SEC)); provided, further, that for the avoidance of doubt, neither this Section 6.9(b) nor any other provision in this Agreement require the provision of a Tax opinion by any party’s counsel or advisors that the relevant portions of the transactions contemplated by this Agreement qualify for the Intended Tax Treatment to be a condition to Closing under Article IX (and no such opinion shall be treated as an express condition precedent to the Closing).

(c)  Following the Closing, PubCo shall reasonably cooperate with the pre-Domestication equityholders of Parent to make available to any such equityholder who reasonably requests information that is both reasonably available to or obtainable by PubCo and reasonably necessary for such equityholder (or its direct or indirect owners) to compute any income or gain arising as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any taxable period ending on or prior to the Closing Date (if applicable), including timely providing the necessary information to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

(d)  All Transfer Taxes will be borne by the party responsible therefor under applicable Law. After the Closing Date, the Surviving Company will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed by the Surviving Company or PubCo after the Closing Date. Each party hereto shall (and shall cause its Affiliates to) use commercially reasonable efforts to provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(e)  As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants to prepare and file with the ITA, an application for a ruling by the ITA in form and substance reasonably acceptable to Parent confirming that no withholding of any Israeli Tax is required with respect to the portion of the Per Unit Merger Consideration payable to Ultimate Holdings that is attributable to the direct or indirect equityholders of Ultimate Holdings who are not Israeli tax residents and who do not maintain a permanent establishment or fixed base in Israel (such confirmation from the ITA, the “Non-Resident Tax Certificate”). During the Interim Period, the Company and Ultimate Holdings shall each use reasonable best efforts to obtain the Non-Resident Tax Certificate by promptly submitting any reasonably available information requested by the ITA and otherwise diligently seeking the receipt of the Non-Resident Tax Certificate; provided that, for the avoidance of doubt, this Section 6.9(e) shall not require the Company or Ultimate Holdings to deliver any information or other documentation if, in the Company’s reasonable judgment, providing such information or documentation would subject the Company, Ultimate Holdings or any of their direct and indirect equityholders to any material adverse effect on the economic, tax or other interest of such Person or would reasonably be expected to materially prejudice the legal or commercial position of such Person; provided, further, that each of the Company and Ultimate Holdings shall act, and shall cause its respective Affiliates to act, in good faith with respect to the application for and issuance of the Non-Resident Tax Certificate and shall not, and shall cause its respective Affiliates not to, take or omit to take any action that would reasonably be expected to (i) intentionally delay or (ii) otherwise impede or prevent issuance of the Non-Resident Tax Certificate.

6.10  PubCo Common Stock Financing Cooperation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall, and shall cause each of their respective Subsidiaries and Affiliates to, work diligently and use collective commercially reasonable efforts to locate and secure additional financing that, together with the Subscription Agreements for Equity Securities exchangeable for PubCo Common Stock executed on or prior to the date hereof, will be sufficient to satisfy the condition in Section 9.3(i), with such additional financing to be in the form of PubCo Common Stock, on terms and conditions substantially consistent, in all material respects, with the Subscription Agreement, unless otherwise mutually agreed by each of Parent and the Company. In furtherance of the foregoing, during the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall, and shall cause each of their respective officers, employees and advisers to, use commercially reasonable efforts to provide all customary cooperation and assistance in connection with the arrangement of such financing in connection with the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to furnish the financing sources with such financial and other pertinent information regarding Parent, the Company and their respective Subsidiaries as may be reasonably requested to consummate such financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of Parent, the Company or any of their respective Subsidiaries.

6.11  Litigation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating hereto or thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Parent, any of Parent or any of its Representatives (in their capacity as a Representative of Parent) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Parent and the Company shall each (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (c) consider in good faith the other’s advice with respect to any such Transaction Litigation. In no event shall (i) any of Parent or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) the Company or any of its Representatives settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12  Sponsor Indemnification.

(a)  As set forth in that certain Administrative Services and Indemnification Agreement, dated October 23, 2024, by and among Parent, Sponsor and Eagle Equity Partners, LLC (the “Sponsor Indemnification Agreement”), the Company, on behalf of itself and the Israeli Subsidiary, acknowledges and agrees that Parent’s obligations to indemnify and hold harmless the Indemnitees (as defined in the Sponsor Indemnification Agreement, which term includes the Sponsor, the “Sponsor Indemnitees”) expressly survives the Closing and, subject to this Section 6.12, will be the obligations of (i) the Surviving Company following the Merger Effective Time, and (ii) PubCo as of and following the Domestication Effective Time as the successor to Parent.

(b)  At the (i) Domestication Effective Time, PubCo shall, and (ii) Merger Effective Time, the Surviving Company shall, and shall cause REDL Inc. and the Israeli Subsidiary to, assume all rights and obligations of Parent and its successors under all indemnification agreements (including the Sponsor Indemnification Agreement) between Parent (or any of its successors) and any Person who is or was a director, officer, principal, manager, partner, member, shareholder, control person, affiliate, agent, advisor, consultant or representative of Parent or Sponsor (collectively, the “Parent Indemnitees”), in each case, that have either been (y) entered into prior to the date hereof and set forth on Parent Schedule 6.12(b) or (z) are entered into after the date hereof in accordance with Section 6.1, which indemnification agreements (including the Sponsor Indemnification Agreement but only with respect to the indemnification, exoneration, exculpation, advancement and expense reimbursement provisions therein) shall continue to be effective following the Closing.

(c)  With respect to each indemnification obligation contained in this Section 6.12, (i) in the event any damages, losses, out-of-pocket expenses, liabilities, fines, claims, forfeitures, obligations, Taxes, judgments, interest, awards, penalties, fees, costs or expenses that would be recoverable from any member of the Company Group pursuant to Sections 6.12(a) or 6.12(b) (collectively, “Losses”) are recoverable under the Parent Insurance Polices or any other third-party insurance policy or any collateral sources, the Sponsor Indemnitees and the Parent Indemnitees, as applicable, shall first pursue in good faith the recovery of such Losses under such Parent Insurance Policies or other third-party insurance policy or from such collateral sources, and (ii) all such Losses shall be reduced by (A) any such insurance proceeds actually received and (B) any amounts recovered from other collateral sources (such as reimbursement proceeds or contractual indemnities of any Person which are contained outside of this Agreement) (it being agreed that if such proceeds actually recovered by the Sponsor Indemnitees or the Parent Indemnitees subsequent to any member of the Company Group making an indemnification payment in satisfaction of their applicable indemnification obligation, such proceeds shall be promptly remitted to such applicable member of the Company Group to the extent such reduction of the Losses would have reduced any member of the Company Group’s indemnification obligations pursuant to this Section 6.12).

ARTICLE VII
COVENANTS OF THE COMPANY

7.1  Commercially Reasonable Efforts to Obtain Consents. Notwithstanding the foregoing, in no event shall the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any Company Consent.

7.2  Requisite Company Member Approval. The Company shall ensure that, as promptly as reasonably practicable following the execution of this Agreement (and in any event within two (2) Business Days from the date of this Agreement), a member written consent in substantially the form attached hereto as Exhibit A (the “Company Member Written Consent”), duly executed and delivered by Ultimate Holdings, in compliance with the applicable provisions of the DLLCA and the Organizational Documents of the Company, be delivered to Parent.

7.3  Terminating Contracts. The Company shall terminate all Terminating Contracts at or prior to the Closing.

7.4  Company Recapitalization. The Company shall use its reasonable best efforts to effectuate the Company Recapitalization.

ARTICLE VIII
COVENANTS OF Parent

8.1  Stock Exchange Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Stock Exchange in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements and reporting obligations of the Stock Exchange to be satisfied; and (c) the PubCo Common Stock to be issued as Aggregate Merger Consideration to be approved for listing on Stock Exchange, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time.

8.2  Equity Incentive Plan. In connection with the consummation of the Transactions, Parent shall approve and adopt a customary incentive equity plan in form and substance mutually agreed by Parent and the Company (which shall include an Israeli sub plan to be adopted by Parent and duly submitted to the ITA) (the “PubCo Equity Incentive Plan”) that shall have such number of shares available for issuance equal to ten percent (10%) of the PubCo Common Stock on a fully-diluted basis and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo Equity Incentive Plan equal to five percent (5%) of the PubCo Common Stock on a fully-diluted basis. For the avoidance of doubt, none of the equity awards or PubCo Common Stock to be issued under the PubCo Equity Incentive Plan will result in any deduction to the Equity Value.

8.3  Employee Stock Purchase Plan. In connection with the consummation of the Transactions, Parent shall approve and adopt a customary employee stock purchase plan in form and substance mutually agreed by Parent and the Company (the “PubCo Employee Stock Purchase Plan”). For the avoidance of doubt, none of the equity awards or PubCo Common Stock to be issued under the PubCo Employee Stock Purchase Plan will result in any deduction to the Equity Value.

8.4  Trust Account. Parent shall take all actions required to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Parent in connection with the Redemption and any other redemption conducted in accordance with the Parent Articles prior to the Closing (together, the “Parent Redemption Amount”), (b) deferred underwriting compensation and the other Transaction Expenses to the third parties to which they are owed, and (c) after giving effect to the payments in the foregoing clauses (a) through (b), the remaining monies in the Trust Account, if any, to PubCo. Upon the disbursement of all funds in the Trust Account in accordance with the foregoing clauses (a) through (c), the Trust Agreement will terminate in accordance with its terms.

8.5  PIPE Investment. Parent has delivered to the Company true, correct and complete copies of the Subscription Agreements entered into by Parent and the PIPE Investors. With respect to each such PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the Knowledge of Parent no withdrawal, termination, amendment or modification is contemplated by any PIPE Investor. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each PIPE Investor. Each such Subscription Agreement provides that the Company is a third-party beneficiary thereunder, entitled to enforce such agreements against the PIPE Investor. As of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being consummated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any such Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy, in all material respects on a timely basis, any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Additional Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the aggregate PIPE Investment set forth in such Subscription Agreements on the terms therein. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to closing contained in the Subscription Agreements relating to the PIPE Investment and to consummate the transactions contemplated thereby immediately prior to or substantially concurrent with the Closing. Parent shall not amend or waive any material term of or terminate any Subscription Agreement without the written consent of the Company. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent, (b) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (c) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. Parent shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the securities of PubCo as and when required under any such Subscription Agreement.

8.6  Adoption of Registration Statement. Within one (1) Business Day of the Closing Date, if reasonably necessary or required, PubCo, as the successor to the pre-Domestication Parent, shall file a post-effective amendment to the Registration Statement pursuant to Rule 414(d) of the Securities Act.

8.7  Section 16 Matters. Prior to the Domestication Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Parent Ordinary Shares or acquisitions of PubCo Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be or is reasonably expected to become subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition or exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.8  Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1  Conditions to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Domestication Effective Time (or, with respect to the condition in Sections 9.1(a), at or prior to the Merger Effective Time), any one or more of which may be waived (where permissible) in writing by both Parent (on behalf of itself and Merger Sub) and the Company:

(a)  No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect which has the effect of making the Transactions illegal or otherwise permanently restraining, enjoining, or prohibiting consummation of the Transactions.

(b)  Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)  Requisite Parent Shareholder Approval. The Requisite Parent Shareholder Approval shall have been obtained and remain in full force and effect.

(d)  Requisite Company Member Approval. The Requisite Company Member Approval shall have been obtained and remain in full force and effect.

(e)  Stock Exchange Listing. Parent’s initial listing application with Stock Exchange in connection with the Transactions shall have been approved and the PubCo Common Stock to be issued in connection with this Agreement, including the Aggregate Merger Consideration and shares of PubCo Common Stock to be issued pursuant to or upon the conversion of the PIPE Investment, shall have been approved for listing on Stock Exchange, subject to official notice of issuance.

(f)  Regulatory Approvals. The waiting period or required approval applicable to the Transactions under the HSR Act and any other Antitrust Laws, in each case of the jurisdictions set forth on Company Schedule 9.1(f) (collectively, the “Regulatory Approvals”) will each have expired or been received.

9.2  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by Parent (in its sole and absolute discretion):

(a)  Agreements and Covenants. The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing.

(b)  Representations and Warranties.

(i)  The representations and warranties of the Company contained in this Agreement, other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.5 (Capitalization), shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) at and as of the Closing Date, as if made as of such date and time, except (A) to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date, (B) for changes contemplated by this Agreement and (C) for any failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(ii)  The Company Fundamental Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) at and as of the Closing Date, as if made as of such date and time, except (A) to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date, and (B) for changes contemplated by this Agreement.

(iii)  The representations and warranties set forth in Section 4.5 (Capitalization) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) at and as of the Closing Date, as if made as of such date and time, except (A) to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date, (B) for changes contemplated by this Agreement, and (C) for de minimis inaccuracies.

(c)  Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of clauses (a), (b) and (f) of this Section 9.2.

(d)  A&R Registration Rights Agreement. Ultimate Holdings shall have executed the A&R Registration Rights Agreement.

(e)  Lock-Up Agreement. Ultimate Holdings shall have duly executed and delivered to Parent the Lock-Up Agreement.

(f)  No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that remains as of the Closing.

(g)  Termination of Certain Contracts. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Terminating Contracts has been terminated effective as of immediately prior to the Merger Effective Time.

(h)  Employment Agreements. The Company shall have delivered to Parent duly executed Executive Employment Agreements, in form and substance mutually agreed by the Company, Parent and the relevant employees (as applicable).

(i)  Company Recapitalization. The Company Recapitalization shall have been consummated.

(j)  Certificate and Notice. The Company shall have delivered to Parent the certificate and notice described in Section 3.7.

9.3  Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a)  Agreements and Covenants. Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations hereunder and under the Additional Agreements (including, for the avoidance of doubt, the Sponsor Support Agreement) required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing.

(b)  Representations and Warranties.

(i)  The representations and warranties of Parent and Merger Sub contained in this Agreement, other than the Parent Fundamental Representations, shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or “material adverse effect”) at and as of the Closing Date, as if made at and as of such date and time, except (A) to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date, (B) for changes contemplated by this Agreement and (C) for any failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or “material adverse effect”) that would not individually or in the aggregate have or reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions.

(ii)  The Parent Fundamental Representations shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or “material adverse effect”) at and as of the Closing Date, as if made as of such date and time, except (A) to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date and (B) for changes contemplated by this Agreement.

(c)  Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of clauses (a), (b), and (d) of this Section 9.3.

(d)  PubCo COI. The PubCo COI shall have been filed with, and declared effective by, the Delaware Secretary of State.

(e)  A&R Registration Rights Agreement. Sponsor and Parent shall have executed the A&R Registration Rights Agreement.

(f)  Nomination Agreement. PubCo shall have duly executed the Nomination Agreement.

(g)  Lock-Up Agreement. Parent shall have duly executed and delivered to Ultimate Holdings the Lock-Up Agreement.

(h)  Minimum Aggregate Parent Convert Closing Cash. The Aggregate Parent Convert Closing Cash shall be greater than $250,000,000 (the “Minimum Cash Threshold”).

(i)  Minimum Aggregate Parent Common Closing Cash. The Aggregate Parent Common Closing Cash shall be equal to or greater than $100,000,000.

(j)  Merger Sub CTB. Parent or Merger Sub shall have delivered to the Company a copy of the Merger Sub CTB.

(k)  PubCo Board. The size and composition of the PubCo Board of Directors shall be as set forth in Section 2.4(b)(i).

(l)  Domestication. The Domestication shall have been consummated.

(m)  Non-Resident Tax Certificate. Ultimate Holdings shall have received a Non-Resident Tax Certificate.

9.4  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement or the failure of such party or its Affiliates to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

9.5  Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X
TERMINATION

10.1  Termination Without Default.

(a)  In the event that the Closing has not occurred by the date that is nine (9) months following the date hereof (the “Outside Closing Date”), then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, that, in the event that, as of the date that is eight (8) months following the date hereof, Aggregate Parent Common Committed Cash is less than $100,000,000 (which, for the avoidance of doubt, is not subject to cure), the Company shall have the right, at its sole option, to terminate this Agreement without liability to any other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, however, that (i) if (A) either the Company or Parent has received a notice of breach pursuant to Section 10.2(a) or Section 10.2(b)(i), as applicable, and such breach is curable within thirty (30) days following receipt of such notice, in the event such thirty (30)-day cure period would expire after the Outside Closing Date, the Outside Closing Date shall be automatically extended to the first Business Day following such thirty (30)-day cure period, (B) Parent has received notice of an anticipated shortfall pursuant to Section 10.2(b)(ii), in the event the thirty (30)-day period for Parent to secure commitments for the funding of an additional amount of cash to satisfy the Minimum Cash Threshold pursuant to Section 10.2(b)(ii) would expire after the Outside Closing Date, the Outside Closing Date shall be automatically extended to the first Business Day following such thirty (30)-day cure period or (C) any Action for specific performance or other equitable relief with respect to this Agreement, any Additional Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Outside Closing Date, then the Outside Closing Date shall be automatically extended to the date that is thirty (30) days following the date on which a final, non-appealable Order has been entered with respect to such Action), and (ii) the right to terminate this Agreement under this Section 10.1(a) shall not be available if the breach of any representation or warranty or failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Closing Date.

(b)  In the event an Authority shall have issued an Order or enacted a Law, having the effect of making the Transactions illegal or permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, at any time prior to the Closing to terminate this Agreement without liability to the other party by giving written notice to such other party; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available if the breach of any representation or warranty or failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Law or Order.

(c)  This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

(d)  This Agreement may be terminated at any time prior to the Domestication by the Company or Parent by written notice to the other party if the Parent Shareholder Approvals are not obtained at the Parent Shareholder Meeting (subject to any adjournment or postponement thereof in accordance with Section 6.4); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Parent if Parent is in material breach of Section 6.4.

10.2  Termination Upon Default.

(a)  Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Domestication, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (A) the Company shall have breached any of its representations, warranties, agreements or covenants contained herein which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.1 or Section 9.2 impossible and (B) such breach cannot be cured or is not cured within thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) the Company Member Written Consent is not obtained or is not delivered to Parent within two (2) Business Days in accordance with Section 7.2; provided, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available if the breach of any representation or warranty failure by Parent to fulfill (or any non-compliance with or violation of) any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Closing Date.

(b)  The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Domestication, without prejudice to any rights or obligations the Company may have, if: (i) (A) Parent shall have breached any of its representations, warranties, agreements or covenants contained herein, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.1 or Section 9.3 impossible and (B) such breach cannot be cured or is not cured within thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach or (ii) if (x) the Company reasonably believes, upon its receipt of Tangible Evidence, that the Aggregate Parent Convert Closing Cash is not reasonably expected to meet or exceed the Minimum Cash Threshold and (y) within thirty (30) days following receipt by Parent of a written notice from the Company describing such anticipated shortfall in reasonable detail, Parent has failed to secure commitments for the funding of an additional amount of cash to satisfy the Minimum Cash Threshold; provided, however, that the right to terminate this Agreement under this Section 10.2(b) shall not be available if the breach of any representation or warranty failure by the Company to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Closing Date.

10.3  Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s Fraud occurring prior to such termination, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by each other party as a result of such breach or Fraud. The provisions of Section 6.7 (Confidentiality), Section 6.8 (Directors’ and Officers’ Indemnification and Liability Insurance), Section 6.12 (Sponsor Indemnification), this Section 10.3 (Effect of Termination), and ARTICLE XI (Miscellaneous), and any other Section or Article of this Agreement which is required to survive in order to give appropriate effect to Section 6.7 (Confidentiality), Section 6.8 (Directors’ and Officers’ Indemnification and Liability Insurance), this Section 10.3 (Effect of Termination), and ARTICLE XI (Miscellaneous), including the definitions set forth in ARTICLE I, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1  Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission (provided no transmission error occurs); or (c) three (3) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Ultimate Holdings or the Company (or, following the Closing, the Surviving Company or PubCo), to:

c/o AE Industrial Partners, LP
6700 Broken Sound Parkway NW
Boca Raton, FL 33487
Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
830 Brickell Plaza
Miami, FL 33131
Attention:
E-mail:

and:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention:
E-mail:

if to Parent or Merger Sub:

Bold Eagle Acquisition Corp.
955 Fifth Avenue
New York, NY 10075
Attention:
E-mail:

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:
E-mail:

11.2  Amendments; No Waivers; Remedies.

(a)  This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)  Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) or any Additional Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement, the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the parties hereto agrees that the right to an injunction or injunctions, specific performance or other equitable relief is an integral part of the Transactions, and without such right, the parties hereto would not have entered into this Agreement.

(d)  Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3  Arm’s Length Bargaining; No Presumption Against Drafter. Each party hereto expressly represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which has been negotiated at arm’s-length by and among the parties hereto and their respective counsel. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision, and the Agreement shall be deemed drafted jointly by the parties hereto.

11.4  Publicity. Except as set forth in this Agreement, required by applicable Law or applicable Stock Exchange rules and except with respect to the Additional Parent SEC Documents, the parties hereto agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior written approval of the other parties hereto. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable best efforts to obtain the written consent of the other parties prior to such disclosure; provided, however, that the foregoing shall not prohibit (a) the Company Group from communicating with third parties to the extent necessary for the purpose of seeking any Company Consents set forth on Company Schedule 7.1 or (b) each party hereto and its Affiliates from making announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, managers, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential.

11.5  Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne equally by the Company and Parent. If the Closing does not take place, each party hereto shall be responsible for its own expenses and fees incurred in connection with the negotiation and execution of this Agreement and the Additional Agreements or the pursuit or consummation of the Transactions.

11.6  No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other parties. Any purported assignment or delegation without such consent shall be null and void, ab initio.

11.7  Governing Law. This Agreement, and all claims or Actions based upon, arising out of, or related to this Agreement, the Additional Agreements or the Transactions, shall be construed in accordance with and governed by the Laws of the State of Delaware, without giving effect to the conflict of laws principles or other rules that would result in the application of the Laws of a different jurisdiction (except that the Laws of the Cayman Islands shall also apply to the Domestication).

11.8  Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9  Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the Transactions and waives any objection to the laying of venue of any such Action in any such court, and further waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) any claim that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action. Each party hereto further agrees (1) not to commence any Action or other proceeding arising out of this Agreement, any Additional Agreement or the Transactions other than in any such court, and (2) that a final judgement in any such Action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

11.10  Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

11.11  Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral). No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.12  Severability. A determination by a court or other legal authority that any provision of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof, which other provisions shall remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. In the event of such determination, the parties hereto shall negotiate in good faith to modify (or cause such court or other legal authority to modify) the Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.13  Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

11.14  Third Party Beneficiaries. Except for the rights of Persons pursuant to the provisions of Sections 3.3 (Sponsor Earn-Out Consideration), 6.8 (Directors’ and Officers’ Indemnification and Liability Insurance), 11.16 (Non-Recourse), 11.19 (Conflicts and Privilege) (which will be for the benefit of the Persons set forth therein), neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.15  Trust Account Waiver. Reference is made to the final prospectus of Parent, dated October 23, 2024 (the “IPO Prospectus”). The Company has read the IPO Prospectus and understands that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, Contracts or agreements with Parent regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, the Subscription Agreement, and (c) agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing in this Agreement shall serve to limit or prohibit the Company’s right to pursue a claim against Parent or Merger Sub for legal relief against monies or other assets held outside the Trust Account for specific performance or other equitable relief in connection with the consummation of the Transactions, so long as such claim would not adversely affect Parent’s ability to fulfill its obligation to effectuate the Redemption. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for Parent to specifically perform its obligations under this Agreement upon the occurrence of the Closing with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 11.15 shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s or Merger Sub’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Parent and any assets that have been purchased or acquired with any such funds). This section will survive the termination of this Agreement for any reason.

11.16  Non-Recourse. This Agreement and the provisions of any Additional Agreements may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement, the Additional Agreements or the Transactions may be brought only against, the entities that are expressly named as parties hereto and thereto and then only with respect to the specific obligations set forth in this Agreement or such Additional Agreement, as applicable, with respect to such party. No Person who is not named party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement, any Additional Agreement or the Transactions, and each party hereto waives and releases all such liabilities, claims and obligations against any such Persons.

11.17  Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 10.3, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing, and (b) as applicable, this ARTICLE XI. Nothing in this Section 11.17 shall limit a party’s right to bring a claim (and, if successful, recover damages) for Fraud (to the extent such Fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006)) in accordance with the terms and conditions of this Agreement.

11.18  No Other Representations; No Reliance; Exclusive Remedy.

(a)  NONE OF THE COMPANY GROUP, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY GROUP OR THE BUSINESS, INCLUDING THE EQUITY INTERESTS, ASSETS OR CONDITION OF THE COMPANY GROUP OR BUSINESS, AS APPLICABLE, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its respective Representatives and Affiliates, acknowledges and agrees that none of the Company, any Company Securityholder or any of their respective Representatives or Affiliates has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives and Affiliates, including due diligence materials, or in any presentation of the Business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except to the extent expressly set forth in the representations and warranties of the Company set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any forecasts, plans or budgets of future revenues, expenses or expenditures, cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, and any other information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company Group made available by the Company Group, any Company Securityholder or their respective Representatives or Affiliates are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements and the Transactions, in each case except to the extent expressly set forth in the representations and warranties of the Company set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (i) each of Parent and Merger Sub acknowledges and agrees that: (A) neither the Company, the Company Securityholders nor any of their respective Representatives or Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or Affiliates or made available to Parent and its Representatives or Affiliates in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative or Affiliate of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (ii) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties. In furtherance of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its respective Affiliates, acknowledges and agrees that (y) each of Parent and Merger Sub has conducted, to its satisfaction, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of the Company Group and the Business prior to making their determination to proceed with the Transactions and has completed such investigations of the Company Group and the Business as it deems necessary and appropriate, and (z) has received all of the information that it has requested from the Company in connection with the execution and delivery of this Agreement and the other Additional Agreements and the consummation of the Transactions.

(b)  NONE OF PARENT, MERGER SUB, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR MERGER SUB OR THEIR RESPECTIVE BUSINESSES, INCLUDING THE EQUITY INTERESTS, ASSETS OR CONDITION OF PARENT OR MERGER SUB, AS APPLICABLE, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE PARENT SCHEDULES, AND EACH OF PARENT AND MERGER SUB HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. Without limiting the generality of the foregoing, the Company, on its own behalf and on behalf of its respective Representatives and Affiliates, acknowledges and agrees that none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives or Affiliates has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent or Merger Sub made available to the Company and its Representatives or Affiliates, including due diligence materials, or in any presentation of the business of Parent or Merger Sub made by management of Parent or Merger Sub or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except to the extent expressly set forth in the representations and warranties of Parent and Merger Sub set forth in ARTICLE V as modified by the Parent Schedules. It is understood that any forecasts, plans or budgets of future revenues, expenses or expenditures, cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, and any other information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of Parent and Merger Sub made available by Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub or their respective Representatives or Affiliates are not and shall not be deemed to be or to include representations or warranties of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except to the extent expressly set forth in the representations and warranties of Parent and Merger Sub set forth in ARTICLE V, in each case, as modified by the Parent Schedules. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Parent Schedules: (i) the Company acknowledges and agrees that: (A) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives or Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent or Merger Sub or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company or its Representatives or Affiliates or made available to the Company and its Representatives or Affiliates in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative or Affiliate of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (ii) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub, Sponsor and the other holders of Equity Interests of Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties.

(c)  From and after (a) the date hereof until the Closing, Parent and its Non-Recourse Parties’ sole and exclusive remedy against the Company Group and each of its respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 10.1 or Section 11.2 in accordance with the terms hereof, and (b) the Closing, Parent’s and its Non-Recourse Parties’ sole and exclusive remedy against the Company Group and each of its respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.17. In furtherance of the foregoing, Parent, on behalf of itself and its Non-Recourse Parties, hereby waives and releases to the fullest extent permitted under applicable Law, each member of the Company Group and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any member of the Company Group or any of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the Transactions (including relating to any exhibit, annex, Schedule or document delivered hereunder), regardless of the legal theory under which any such right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the transactions contemplated by this Agreement, other than claims for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.17. The limits imposed on Parent’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties. None of Parent or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.18(c) shall limit a party’s rights (i) to seek specific performance of the other parties’ obligations hereunder in accordance with Section 11.2, (ii) to bring a claim (and, if successful, recover damages) for Fraud (to the extent such Fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006)) in accordance with the terms and conditions hereof, or (iii) under applicable Laws to the extent such rights and remedies cannot be waived as a matter of applicable Law.

11.19  Conflicts and Privilege.

(a)  Each of the parties hereto, on its own behalf and on behalf of their respective Affiliates and successors and assigns, hereby agree that, in the event that a dispute with respect to this Agreement, any Additional Agreement or the Transactions arises after the Closing between or among (a) the Sponsor, the shareholders or holders of other Equity Interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Group”), on the one hand, and (b) the Company or PubCo, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Parent and/or the Sponsor prior to the Closing may represent any member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Company or PubCo, and even though such counsel may have represented the Parent Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Company Group and/or the Sponsor, and further agree that, as to all legally privileged communications or protected attorney work product prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege, work product protections and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Company. Notwithstanding the foregoing, any privileged communications or protected attorney work product shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company Group.

(b)  Each of the parties hereto, on its own behalf and on behalf of their respective Affiliates and successors and assigns (including, after the Closing, PubCo), hereby agree that, in the event that a dispute with respect to this Agreement, any Additional Agreement or the Transactions arises after the Closing between or among (a) the stockholders or holders of other Equity Interests of any member of the Company Group and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Equityholder Group”), on the one hand, and (b) any member of the Parent Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented the Company prior to the Closing may represent any member of the Company Equityholder Group in such dispute even though the interests of such Persons may be directly adverse to the Parent Group, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group, and further agree that, as to all legally privileged communications or protected attorney work product prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among any member of the Company Equityholder Group, on the one hand, and K&E, on the other hand, the attorney-client privilege, work product protections and the expectation of client confidence shall survive the Transactions and belong to the Company Equityholder Group after the Closing, and shall not pass to or be claimed or controlled by the PubCo. Notwithstanding the foregoing, any privileged communications or protected attorney work product shared by Parent prior to the Closing with any member of the Company Group under a common interest agreement shall remain the privileged communications or information of Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Ultimate Holdings:

REDL ULTIMATE HOLDINGS, LP

By:	/s/ Andrew G. Boyd
	Name:	Andrew G. Boyd
	Title:	Chief Executive Officer

Company:

REDL INTERMEDIATE HOLDINGS, LLC

By:	/s/ Andrew G. Boyd
	Name:	Andrew G. Boyd
	Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

Parent:

BOLD EAGLE ACQUISITION CORP.

By:	/s/ Eli Baker
	Name:	Eli Baker
	Title:	President & Chief Executive Officer

Merger Sub:

BEAC MERGER SUB, LLC

By:	/s/ Eli Baker
	Name:	Eli Baker
	Title:	President

[Signature page to Business Combination Agreement]

EXHIBIT A

Form of Company Member Written Consent

[Omitted]

A-1

EXHIBIT B

Sponsor Support Agreement

See Exhibit 10.2 to the Current Report on Form 8-K filed on September 28, 2026.

B-1

EXHIBIT C

Form of Subscription Agreement

See Exhibit 10.1 to the Current Report on Form 8-K filed on September 28, 2026.

C-2

EXHIBIT D

Form of Lock-Up Agreement

See Exhibit 10.3 to the Current Report on Form 8-K filed on September 28, 2026.

D-1

EXHIBIT E

Form of A&R Registration Rights Agreement

See Exhibit 10.4 to the Current Report on Form 8-K filed on September 28, 2026.

E-1

EXHIBIT F

Form of Surviving Company LLC Agreement

[Omitted]

F-1

EXHIBIT G

Form of Certificate of Merger

[Omitted]

G-1

EXHIBIT H

Form of Nomination Agreement

See Exhibit 10.5 to the Current Report on Form 8-K filed on September 28, 2026.

H-1

EXHIBIT I

Form of Option Holder’s Declaration

[Omitted]

I-1